EXHIBIT 99.2


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               MAF BANCORP, INC.,
                             a Delaware corporation,

                           LINCOLN ACQUISITION CORP.,
                            an Illinois corporation,

                                       and

                             MID TOWN BANCORP, INC.,
                            an Illinois corporation,

                                  July 2, 2001



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                                TABLE OF CONTENTS

                                                                        PAGE NO.

ARTICLE I   MERGER; CLOSING; EFFECTIVE TIME.................................1
   1.1  The Merger..........................................................1
   1.2  Closing and Effective Time..........................................2
   1.3  Articles of Incorporation of Surviving Corporation..................3
   1.4  By-Laws of Surviving Corporation....................................3
   1.5  Directors and Officers of Surviving Corporation.....................3

ARTICLE II  CONVERSION OF SHARES IN THE MERGER..............................3
   2.1  Conversion of Shares upon the Merger................................3
   2.2  Surrender of Certificates and Payment of Merger Consideration.......5
   2.3  Fractional Shares...................................................6
   2.4  List of Company Shareholders........................................7
   2.5  Dissenting Shares...................................................7
   2.6  Share Issuance......................................................7
   2.7  Escheat.............................................................7
   2.8  Special Procedures..................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB......8
   3.1  Organization........................................................8
   3.2  Requisite Authority.................................................9
   3.3  Conflicts...........................................................9
   3.4  Capitalization.....................................................10
   3.5  Purchaser Financial Statements; Material Changes...................11
   3.6  Purchaser Subsidiaries.............................................11
   3.7  Purchaser SEC Filings..............................................11
   3.8  Purchaser Reports..................................................11
   3.9  Compliance With Laws...............................................12
   3.10 Litigation.........................................................12
   3.11 Defaults...........................................................12
   3.12 Absence of Material Adverse Change.................................13
   3.13 Undisclosed Liabilities............................................13
   3.14 Licenses...........................................................13
   3.15 Government Approvals...............................................13
   3.16 Accuracy of All Representations....................................13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF COMPANY......................13
   4.1  Organization.......................................................14
   4.2  Proper Authorization...............................................14
   4.3  Capital Stock......................................................15
   4.4  Subsidiaries.......................................................15
   4.5  Financial Statements...............................................16
   4.6  Taxes..............................................................16
   4.7  Material Contracts.................................................17
   4.8  Real and Personal Property.........................................18
   4.9  Material Adverse Change............................................19

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                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE NO.

   4.10 Investigations and Litigation......................................19
   4.11 Accuracy of Minute Books...........................................20
   4.12 [INTENTIONALLY LEFT BLANK].........................................20
   4.13 Insurance..........................................................20
   4.14 Licenses...........................................................20
   4.15 Compliance with Law................................................20
   4.16 Accuracy of Shareholder Communications.............................21
   4.17 Investment Banker/Finder Fee.......................................21
   4.18 Dividends..........................................................21
   4.19 Employee Benefits..................................................21
   4.20 Employees..........................................................23
   4.21 Environmental Matters..............................................24
   4.22 Company Facilities.................................................25
   4.23 Loans..............................................................25
   4.24 Investment Securities..............................................26
   4.25 Intellectual Properties............................................26
   4.26 Governmental Reports...............................................27
   4.27 Reserve for Possible Loan and Lease Losses.........................27
   4.28 Affiliate Transactions.............................................27
   4.29 Government Approvals...............................................28
   4.30 Fairness Opinion...................................................28
   4.31 Affiliate Letters..................................................28
   4.32 Accuracy of Representations........................................28

ARTICLE V   ADDITIONAL COVENANTS AND AGREEMENTS............................28
   5.1  Conduct of Business by the Company.................................28
   5.2  Filings, Approvals and Other Actions...............................32
   5.3  Acquisition Transactions...........................................32
   5.4  Notification of Certain Matters....................................34
   5.5  Purchaser Access to Information; Confidentiality...................35
   5.6  Company Access to Information......................................36
   5.7  Registration Statements; Shareholder Approval; and Related Matters.37
   5.8  Employee Benefits..................................................38
   5.9  D&O Indemnification................................................39
   5.10 Further Assurances; Form of Transaction............................41
   5.11 Environmental Matters..............................................41

ARTICLE VI  CONDITIONS.....................................................43
   6.1  Conditions to Obligations of Each Party............................43
   6.2  Additional Conditions to Obligations of Purchaser and Merger Sub...44
   6.3  Additional Conditions to Obligations of Company....................46

ARTICLE VII TERMINATION OF AGREEMENT.......................................47
   7.1  Termination........................................................47

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                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE NO.

   7.2  Effect of Termination..............................................49

ARTICLE VIII GENERAL PROVISIONS............................................50
   8.1  Expenses...........................................................50
   8.2  Publicity..........................................................50
   8.3  Assignment.........................................................50
   8.4  Governing Law......................................................50
   8.5  Counterparts.......................................................51
   8.6  Amendment..........................................................51
   8.7  Non-Survival.......................................................51
   8.8  Notice.............................................................51
   8.9  Performance........................................................52
   8.10 Entire Agreement; Construction.....................................52

                                    EXHIBITS

Exhibit A            Form of Shareholder Voting Agreement
Exhibit B            Form of Non-Competition Agreement*
Exhibit C            Form of Bank Merger Agreement*
Exhibit D            Form of Articles of Merger*
Exhibit E            Form of Altheimer & Gray Legal Opinion*
Exhibit F            Form of Vedder, Price, Kaufman & Kammholz Legal Opinion*
Exhibit G            Form of Affiliate Letter*
Exhibit H            Form of Press Release*
Exhibit I            Form of Access Agreement*


*  intentionally omitted

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 2nd day of July, 2001, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), Lincoln Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Mid Town Bancorp, Inc., an Illinois corporation ("Company"). Company together with Merger Sub are sometimes referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

     WHEREAS, the parties desire that Merger Sub be merged with and into Company (the "Merger"), as a result of which the Company will be the surviving corporate entity, with the Merger to be upon the terms and subject to the conditions set forth herein.

     WHEREAS, the Board of Directors of Company deems the Merger advisable and in the best interests of Company and its shareholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for the consideration of Company's shareholders.

     WHEREAS, immediately following the Merger, Purchaser intends to cause the Surviving Corporation (as defined herein) to be dissolved and liquidated into Purchaser.

     WHEREAS, the respective Boards of Directors of Purchaser and Merger Sub have adopted resolutions approving this Agreement, and Purchaser, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

     WHEREAS, as an inducement for Purchaser to enter into this Agreement, certain shareholders of Company identified on Schedule A hereto have agreed to enter into the Shareholder Voting Agreement and Non-Competition Agreements in the forms of Exhibit A and B, respectively.

     NOW, THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

                                    ARTICLE I

                         MERGER; CLOSING; EFFECTIVE TIME

         1.1      The Merger.

                  (a) Subject to the terms and conditions of this Agreement, including the receipt of all regulatory and shareholder approvals which are conditions to the consummation of the Merger as set forth in Article VI hereof, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Purchaser, and (iii) the Surviving Corporation shall be governed by the laws of the State of Illinois with all its rights, privileges, powers and franchises unaffected by the Merger. The Merger will have the effects set forth in the Illinois Business Corporation Act (the "IBCA") and as otherwise provided in this Agreement and in accordance therewith. The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Company and Merger Sub, and all obligations belonging or due to either of the Company or Merger Sub, all of which shall vest in the Surviving Corporation without further act or deed.

                  (b) Following the consummation of the Merger, Purchaser shall cause Mid Town Bank & Trust Company of Chicago, an Illinois chartered bank and a wholly owned subsidiary of the Company (the "Bank") to be merged with and into Mid America Bank, fsb, a federally-chartered savings bank and a wholly-owned subsidiary of the Purchaser ("Mid America"), pursuant to the terms of the Agreement of Merger (the "Bank Merger"), the form of which is attached hereto as Exhibit C (the "Bank Merger Agreement"). In connection with the Bank Merger, Purchaser shall appoint Joel F. Zemans to the Board of Directors of Mid America until the next annual meeting of the stockholders of Mid America, and at such annual meeting of stockholders, shall appoint Mr. Zemans to the Board of Directors of Mid America for a three (3) year term. Purchaser and the Company shall use their respective reasonable best efforts to take all necessary actions to permit the Bank Merger to occur immediately following the consummation of the Merger.

                  (c) The Company and the Bank will cooperate in the preparation by Purchaser, Merger Sub and Mid America of such applications to the appropriate federal or state governmental authorities having jurisdiction over the Merger, the Bank Merger and/or the transactions contemplated herein and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated hereby (the "Governmental Authorities"). Purchaser and the Company will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the shareholders of the Company or filed or submitted to Governmental Authorities in connection with the Merger, the Bank Merger and with solicitation of the approval by shareholders of the Company in respect thereof.

         1.2 Closing and Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at (a) 10:00 a.m., at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, ten (10) business days after all of the conditions set forth in Article VI (other than the receipt of closing certificates, legal opinions and the resignations of the directors of the Company and the Company Subsidiaries to be delivered at Closing) have first been fulfilled or waived (provided such conditions shall continue, on such tenth business day, to be fulfilled or waived) (including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time), or (b) if the parties so agree, at such other time and/or place as is mutually agreed upon by the parties (the date of such closing being, the "Closing Date"). At the Closing, in order to effectuate the Merger, Purchaser and the Constituent Corporations shall cause the Merger to become effective by causing articles of


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merger (the "Articles of Merger") substantially in the form set forth in Exhibit
D to be executed in accordance with the IBCA and to be filed with the Secretary of State of the State of Illinois. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

     1.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of the Company with such changes, if any, as may be provided for in the Articles of Merger shall, as of the Effective Time and by virtue of the Merger, continue in full force and effect from and after the Effective Time as the Articles of Incorporation of the Surviving Corporation, until otherwise amended as provided by law or by such Articles of Incorporation.

     1.4 By-Laws of Surviving Corporation. The By-Laws of Merger Sub, as in effect at the Effective Time, shall, by virtue of the Merger, constitute the By-Laws of the Surviving Corporation from and after the Effective Time until otherwise amended as provided by law or by such By-Laws.

     1.5 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall, as of the Effective Time and by virtue of the Merger, become the directors and officers of the Surviving Corporation and shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                       CONVERSION OF SHARES IN THE MERGER

     2.1 Conversion of Shares upon the Merger.

                  (a) Each share of the common stock, par value $2.50 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, provided, however, that such number of issued and outstanding shares shall not exceed 320,528 without the prior written consent of Purchaser, shall be converted (other than (i) any shares of Company Common Stock held by Company or any of its wholly owned subsidiaries (except for shares, if any, so held in a fiduciary capacity), all of which shares shall be cancelled, and (ii) shares held by shareholders exercising appraisal rights pursuant to
Article 11 of the IBCA and as set forth in Section 2.5 hereof) into the right to receive a combination of cash and shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") (collectively, the "Merger Consideration") as follows:

                           (i)  an amount in cash (the "Per Share Cash
         Consideration") equal to $172.22, plus

                           (ii) subject to the provisions of Section 2.1(b), a number of fully paid and nonassessable shares of Purchaser Common Stock (the "Exchange Ratio") equal to $43.05 divided by the average (i.e., the arithmetic mean) per share closing price on The Nasdaq Stock Market ("Nasdaq") for the twenty (20) consecutive trading days ending five trading days preceding but not including the Closing Date (the "Purchaser Reference Stock Price") as reported in The Wall Street Journal, Midwest Edition (the "Reference Period").


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                  (b) Notwithstanding anything provided herein, for purposes of calculating the Exchange Ratio, except as provided below, if the Purchaser Reference Stock Price is less than $25.00 it shall be deemed to be $25.00 and if the Purchaser Reference Stock Price is greater than $31.00 it shall be deemed to be $31.00; provided, however, that if the actual Purchaser Reference Stock Price as calculated pursuant to Section 2.1(a) above and without giving effect to deemed limits thereon contemplated by this Section 2.1(b) is less than $21.00, then at any time prior to the close of business on the second business day after establishment of the Purchaser Reference Stock Price, the Company shall have the option of terminating this Agreement pursuant to Section 7.1(g); provided, further, any such termination pursuant to Section 7.1(g) shall not be given effect if within two (2) business days after receipt of such notice Purchaser has agreed either (i) to modify the Exchange Ratio to equal $36.16 divided by the actual Purchaser Reference Stock Price as calculated pursuant to Section 2.1(a) above and without giving effect to deemed limits thereon contemplated by this Section 2.1(b) or (ii) to utilize an Exchange Ratio of 1.722 and provide an additional amount of cash which, when added to the dollar value of 1.722 shares of Purchaser Common Stock based on the actual Purchaser Reference Stock Price as calculated pursuant to Section 2.1(a) above and without giving effect to deemed limits thereon contemplated by this Section 2.1(b) will equal $36.16. Nothing provided in this Section 2.1(b) shall affect the applicability of the Company's closing conditions set forth in Section 6.3(a), (b) or (c) or termination rights in Section 7.1(b), (d) or (h) or the determination or interpretation of whether or not any such event referred to therein has occurred.

                  (c) If subsequent to the date of this Agreement but prior to the Effective Time, Purchaser should split or combine shares of the Purchaser Common Stock, or pay a stock dividend or other distribution in Purchaser Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, stock dividend or distribution. If subsequent to the date of this Agreement, but prior to the Effective Time, Company should split or combine shares of Company Common Stock, or pay a stock dividend or other distribution in Company Common Stock, then the Per Share Cash Consideration and the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, stock dividend or distribution.

                  (d) Except as provided in Section 2.5, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall, ipso facto and without any action on the part of the holder thereof, the Company, Purchaser or Merger Sub, become and be converted into the right to receive the Merger Consideration. The certificates representing outstanding shares of Company Common Stock immediately prior to the Effective Time ("Company Certificates") shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Purchaser. Until so presented and surrendered in exchange for the Merger Consideration, each Company Certificate shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no transfer on the stock transfer books of the Company of Company Common Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

                  (e) Each share of common stock of Merger Sub issued and outstanding at the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation and all such shares of common stock of the Surviving Corporation shall be owned by Purchaser.

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Outstanding certificates representing shares of common stock of Merger Sub immediately prior to the Merger shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation upon consummation of the Merger.

         2.2      Surrender of Certificates and Payment of Merger Consideration.

                  (a) Prior to the Closing, Purchaser shall engage Computershare Investor Services LLP to act as exchange agent (the "Exchange Agent") in connection with the Merger pursuant to documentation reasonably acceptable to Purchaser and the Company.

                  (b) Immediately prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Certificates immediately available funds in an amount sufficient to pay the cash portion of the Merger Consideration in respect of all shares of Company Common Stock which may be converted pursuant to Section 2.1 and shall authorize the Exchange Agent to cause to be issued in its capacity as transfer agent for Purchaser Common Stock such numbers of shares of Purchaser Common Stock as will be sufficient to pay the stock portion of the Merger Consideration all in accordance with the terms hereof.

                  (c) As soon as practicable after the Effective Time, but in no event more than three (3) business days after the Effective Time, the Exchange Agent shall cause to be delivered to each holder of record of a Company Certificate then outstanding (unless any such holder has previously surrendered such Company Certificate pursuant to Section 2.8): (i) a form letter of transmittal in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive, in exchange therefor, Purchaser Common Stock (without any restrictive legends, other than restrictions relating to Rule 145 under the Securities Act) representing the whole number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Company Certificate so surrendered, shall have been converted pursuant to the provisions of Section 2.1 hereof (taking into account all shares of Company Common Stock surrendered by such holder), plus the amount of the aggregate Per Share Cash Consideration which such holder would be entitled to receive pursuant to Section 2.1 hereof plus such additional cash amount, if any, payable in lieu of fractional shares in accordance with Section
2.3 hereof, and the Company Certificate so surrendered shall be cancelled. If any payment for shares of Company Common Stock is to be made in a name other than that in which the Company Certificate surrendered for exchange is registered, it shall be a condition to payment of the Merger Consideration that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a bank or trust company having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any

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transfer or other taxes required by reason of the payment of the aggregate
Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

                  (d) No dividends or other distributions with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any Company Certificate with respect to Purchaser Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder of record shall surrender such Company Certificate (or comply with the provision with respect to lost certificates above). Notwithstanding anything herein to the contrary, after the surrender and exchange of a Company Certificate or compliance with provisions with respect to lost certificates above, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Company Certificate. All dividends or other distributions with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Company Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 2.2(d) shall be paid or delivered by Purchaser to the Exchange Agent, for the benefit of such holders and paid upon surrender for exchange of the Company Certificate (or compliance with the provision with respect to lost certificate above). All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Company Certificates unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Company Certificates who has not theretofore surrendered such Company Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or amounts representing the Per Share Cash Consideration or other amounts delivered or made available to the Exchange Agent pursuant to this Section 2.2(d) and not exchanged for Company Certificates within one year after the Effective Time pursuant to this Section 2.2(d) shall be returned by the Exchange Agent to Purchaser which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Company Certificates hereunder.

                  (e) Purchaser shall cause the Exchange Agent to pay and deliver the Merger Consideration as soon as practicable after the surrender of a Company Certificate and the appropriate documentation as required by this
Section 2.2 by the holder thereof (or compliance with the provision with respect to lost certificates above).

         2.3 Fractional Shares. No certificates or scrip representing fractional shares (as calculated below) of Purchaser Common Stock shall be issued upon the surrender for exchange of Company Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner or holder thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share (after taking account of all shares of Company Common Stock to be converted by a holder in the Merger), the Exchange Agent or Purchaser, as the case may be, shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock (after taking account of all shares of Company Common Stock to be converted

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by a holder in the Merger) an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the price equal to the closing sales price of Purchaser Common Stock as quoted on Nasdaq on the date which is five (5) trading days preceding the Closing Date. Purchaser shall cause sufficient cash to be deposited from time to time with the Exchange Agent to pay such cash amounts in lieu of fractional shares as contemplated by this Section 2.3.

         2.4 List of Company Shareholders. At least three (3) business days prior to the Effective Time, Company shall deliver a copy of a list of the shareholders of the Company (the "Company Shareholders"), certified by the President of the Company on behalf of the Company, to the Exchange Agent, after which there shall be no further registrations or transfers on the stock transfer books of Company of the shares of Company Common Stock that were outstanding immediately prior thereto. If, after the Effective Time, Company Certificates representing such shares are presented to Company, they shall be canceled and exchanged as provided in this Article II.

         2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded properly in writing payment for his Company Common Stock if the Merger is consummated and (iii) shall not have withdrawn such demand or otherwise forfeited his right to dissent in accordance with Section 11.70 of the IBCA ("Dissenting Shareholder") shall not be converted into or represent the right to receive the Merger Consideration for each share of Company Common Stock held ("Dissenting Shares"). The Company shall give Purchaser prompt notice of any demands and any withdrawals of such demands for dissenter's rights received by the Company. Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demand for dissenter's rights. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for dissenter's rights, or settle, or offer to settle, any such demands.

         2.6 Share Issuance. All shares of Purchase Common Stock issued in connection with the Merger shall be duly and validly authorized, fully paid and non-assessable and shall be deemed to be issued and outstanding as of the Effective Time.

         2.7 Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any cash or securities delivered to a public official pursuant to applicable escheat or abandoned property laws.

         2.8 Special Procedures. Purchaser shall use its reasonable best efforts, and shall use its reasonable best efforts to cause the Exchange Agent to, implement reasonable procedures so that each holder of Company Common Stock entitled to receive at least $1,000,000 in aggregate Merger Consideration shall, upon delivery at least three (3) business days prior to Closing of a properly completed letter of transmittal (or satisfactory documentation in lieu thereof as may be determined by the Exchange Agent), have the opportunity to surrender his or her Company Certificate(s) at the Closing and, immediately following the Effective Time, receive the Merger Consideration in exchange therefor (all as otherwise in accordance with this Article II). Without

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limiting the generality of the foregoing, upon the request of any Company
Shareholder made ten (10) days prior to the Closing, Purchaser shall use its reasonable efforts to cause to be furnished to such Company Shareholder at least five (5) business days prior to the Closing, the letter of transmittal in usual and customary form (or instructions for delivery prior to closing of satisfactory documentation in lieu thereof).

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         Purchaser and Merger Sub jointly and severally represent and warrant to the Company that as of the date of this Agreement:

         3.1      Organization.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its businesses substantially as they have been and are now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on the business of Purchaser and its subsidiaries, taken as a whole, or its ability to consummate the transactions contemplated herein. Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities, to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and wholly owned by Purchaser. Merger Sub was formed for the purpose of engaging in the Merger and has not engaged, and will not engage prior to the Merger, in any activities other than those necessary to effectuate the terms of this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding.

                  (c) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

                  (d) Purchaser has no direct or indirect subsidiaries other than Merger Sub, MAF Developments, Inc., N.W. Financial Corporation, Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III and MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Ambria Development Corporation, Randall Road Development

Corporation and Reigate Woods Development Corporation (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois or the State of Delaware, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Purchaser Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         3.2 Requisite Authority. Each of Purchaser and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby and thereby including, with respect to Purchaser, the power and authority to issue and deliver the shares of Purchaser Common Stock to be issued as Merger Consideration. The respective Boards of Directors of Purchaser and Merger Sub have adopted resolutions approving this Agreement and such resolutions remain in full force and effect. Purchaser, as the sole shareholder of Merger Sub, has adopted resolutions approving and adopting this Agreement and such resolutions remain in full force and effect. The execution and delivery by Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and this Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes the legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor rights generally, and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         3.3 Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or Articles of Incorporation (as applicable) or Bylaws of Purchaser or Merger Sub. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or Merger Sub or their respective properties, other than any such conflicts, violations or defaults which (a) individually or in the aggregate do not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole, or (b) will be cured or waived prior to the Effective Time (and will continue to be cured or waived as of the Effective
Time). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authorities is required by or with respect to Purchaser, Merger Sub, or Mid America in connection with the execution and delivery of this Agreement, or the consummation by Purchaser of the transactions contemplated hereby, the absence of which would have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole, except for: (i) the filings by Purchaser or Mid America of any applications or notices with the Office of Thrift Supervision ("OTS"), Board of Governors of the Federal Reserve System ("Federal Reserve Board"), Illinois Office of Banks and Real Estate ("OBRE"), FDIC and any other Governmental Authority having jurisdiction over Purchaser, Merger Sub, Mid America, the Purchaser Corporate Subsidiaries or the transactions contemplated hereby; (ii) the filing by Purchaser of the Registration Statement relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") which Registration Statement shall include the proxy statement (the "Proxy Statement") for use in connection with the Special Meeting (as defined herein) to be called pursuant to Section 5.7 hereof; (iii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois; (iv) any antitrust filings, consents, waivers or approvals; and (v) any filings by Purchaser with Nasdaq relating to the issuance of additional securities.

         3.4      Capitalization.

                  (a) As of July 2, 2001, the authorized capital stock of Purchaser consists of the following:

   CLASS OF STOCK         PAR VALUE           AUTHORIZED           ISSUED          OUTSTANDING          TREASURY
       Common               $ .01             80,000,000         25,420,650         22,531,893          2,888,757

     Preferred              $ .01             5,000,000               0                 0                   0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser's Common Stock held in treasury sufficient to pay the Merger Consideration in accordance with Section 2.1 hereof.

                  (b) As of July 2, 2001, Purchaser had reserved 3,746,795 shares of Purchaser Common Stock for issuance under stock option plans (the "Purchaser Stock Options Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 2,213,862 shares of Purchaser Common Stock were outstanding as of July 2, 2001. Except for the Purchaser Stock Option Plans, and except as set forth in this Section 3.4(b), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         3.5 Purchaser Financial Statements; Material Changes. Purchaser has heretofore delivered to Company its audited consolidated financial statements for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 and Purchaser's unaudited consolidated financial statements for the period ended March 31, 2001 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements: (a) are true and correct in all material respects; (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and
(c) fairly present the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of its operations, stockholders' equity and changes in financial position for the periods then ended.

         3.6 Purchaser Subsidiaries. No capital stock or membership interest, as applicable, of any of the Purchaser Subsidiaries is or may become required to be issued (other than to Purchaser or any other Purchaser Subsidiary) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Purchaser Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Purchaser to vote or to dispose of shares of the capital stock or membership interest, as applicable, of any Purchaser Subsidiary. All of the shares of capital stock or membership interest, as applicable, of each Purchaser Subsidiary held by Purchaser or a Purchaser Subsidiary are fully paid and nonassessable and are owned by Purchaser or such Purchaser Subsidiary free and clear of any claim, lien or encumbrance.

         3.7 Purchaser SEC Filings. Upon request, Purchaser has previously made available to Company true and complete copies of (a) its proxy statements on
Schedule 14A of the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 1999, 2000 and 2001, and (b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act"), by Purchaser with the SEC and OTS since January 1, 1998, including without limitation reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act").

         3.8 Purchaser Reports. (a) Since January 1, 2000, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, including, but not limited to Forms 10-K, 10-Q, 8-K, and proxy statements on Schedule 14A of the Securities Exchange Act, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except for examinations or reviews conducted by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC in the regular course of the business of Purchaser or the Purchaser Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS, FDIC, Federal Reserve Board or OBRE. There is no unresolved violation, criticism or exception by the SEC, OTS, FDIC, Federal Reserve Board or OBRE or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         3.9 Compliance With Laws. Purchaser and the Purchaser Subsidiaries are each in compliance with all applicable federal and state laws and regulations that regulate the business of a savings bank, including, without limitation, HOLA and the FDI Act, and Purchaser and each of the Purchaser Subsidiaries are in compliance with all other applicable laws and regulations, except in each case where the failure to comply would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         3.10 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries taken as a whole or which would materially affect the ability of Purchaser to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby.

         3.11 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries taken as a whole. To the knowledge of Purchaser, no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

         3.12 Absence of Material Adverse Change. Since December 31, 2000, there has not been, except for the transactions as contemplated herein or matters related thereto, any event or condition of any character (other than changes (i) in laws, regulation, interpretations or GAAP affecting savings banks and/or their holding companies, and (ii) changes in economic or other general conditions affecting similarly situated savings banks and/or savings and loan holding companies (including, without limitation, changes in interest rates)) which have had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations, all taken together, of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         3.13 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2000 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2000, in the ordinary course of business.

         3.14 Licenses. To the Purchaser's knowledge, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which, the failure to hold, would not have a material adverse effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         3.15 Government Approvals. To Purchaser's knowledge, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

         3.16 Accuracy of All Representations. The representations and warranties made by Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         All representations and warranties of Company made in this Agreement are made subject to the applicable (as contemplated by Section 8.10) exceptions noted in the schedule delivered by Company to Purchaser concurrently herewith and identified by the parties as the "Company Disclosure Schedule." Subject to the foregoing, Company represents and warrants to Purchaser and Merger Sub that as of the date of this Agreement:

         4.1      Organization.

                  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified except where the failure to be so qualified would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Company Shareholders and the Governmental Authorities, to consummate the transactions contemplated hereby. Company is duly registered as a bank holding company under the Bank Holding Company Act, as amended ("BHCA").

                  (b) Bank is duly organized and in existence under the laws of the State of Illinois. Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund ("BIF"), to the full extent permitted under applicable laws.

         4.2 Proper Authorization. The execution and delivery of this Agreement and, subject to approval of the Merger by the holders of the Company Common Stock, the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Company and this Agreement constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement and, subject to the approval of the Merger by the holders of the Company Common Stock, the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof do not violate the provisions of, or constitute a breach or default, or give rise to any rights of termination, cancellation or acceleration, under (i) any of the Articles of Incorporation or Charter (as applicable) or by-laws of Company or any Company Subsidiary, (ii) any Material Contract (as herein defined), of Company or any Company Subsidiary except as noted on Schedule 4.7 or 4.8 to the Company Disclosure Schedule, (iii) any material license from a governmental authority, law, order, injunction, decree, rule, regulation or judgment to which Company or any Company Subsidiary is a party, is bound or by which any of their respective properties or assets is subject, except such violations, breaches, defaults and rights (other than with respect to the Articles of Incorporation, Charter or by-laws of Company or any Company Subsidiary) as would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. This Agreement has been duly executed and delivered by Company.

       4.3 Capital Stock. On July 2, 2001, Company has authorized, issued and outstanding capital stock as follows:

    CLASS OF STOCK           AUTHORIZED            ISSUED            OUTSTANDING                TREASURY
        Common                500,000             322,626              320,528                   2,098

       Preferred                 0                   0                    0                        0

All of the issued and outstanding shares of Company Common Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any preemptive rights. There are no (nor will there be on the Closing Date) shares of any class of capital stock or equity securities of Company outstanding other than Company Common Stock and there are no (nor will there be on the Closing Date) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance by Company of additional shares of any class of capital stock or other equity securities of Company.

         4.4      Subsidiaries.

                  (a) Attached hereto as Schedule 4.4 to the Company Disclosure
Schedule is a list, as of the date hereof, of all entities including, without limitation, corporations, partnerships, joint ventures, and inactive corporations, in which Company has a direct or indirect equity or ownership interest (each of those in which the Company directly or indirectly owns a majority of voting equity is herein referred to as a "Company Subsidiary" and collectively, the "Company Subsidiaries"). Neither Company nor a Company Subsidiary has any other equity investment (other than equity securities listed on Schedule 4.24 to the Company Disclosure Schedule) in any entity other than as set forth on Schedule 4.4 to Company Disclosure Schedule. Schedule 4.4 to the Company Disclosure Schedule shows for each of the Company Subsidiaries: its date and jurisdiction of incorporation or organization; each other jurisdiction in which it is qualified or licensed to do business; its authorized, issued and outstanding capital stock, other equity securities and other ownership interests; and the record owners thereof and the number of shares or other ownership interests owned by each such owner.

                  (b) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and was properly established pursuant to the regulations and procedures of either the Federal Reserve, the FDIC, and/or the OBRE and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. No Company Subsidiary, other than Bank (whose powers and activities are not governed by the BHCA), engages in any activity that is not a permissible activity under the BHCA and regulations promulgated thereunder. Each Company Subsidiary is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification, except for any failure to be so qualified or in good standing which would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. Other than as set forth on Schedule 4.4 to the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock, other equity securities and other ownership interests of the Company Subsidiaries are duly and validly authorized and issued, are fully paid and nonassessable, and, are owned by Company or a Company Subsidiary, free and clear of all liens, security interests, charges, claims and encumbrances. Other than as set forth on Schedule 4.4 to the Company Disclosure Schedule, there are no shares of any class of capital stock, other equity securities or other ownership interests of any Company Subsidiary outstanding and there are no outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any Company Subsidiary.

         4.5 Financial Statements. Attached hereto as Schedule 4.5 to the Company Disclosure Schedule are (i) the audited consolidated statements of condition of Company and the Company Subsidiaries as of December 31, 1998, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years 1998 through 2000 (all such financial statements referred to above have been examined by Crowe, Chizek and Company LLP, independent certified public accountants, whose report thereon is included with such financial statements), and (ii) the unaudited consolidated statement of condition of Company and the Company Subsidiaries at March 31, 2001, as reported in Company's Quarterly Report of Condition filed with the Federal Reserve (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in conformity with generally accepted accounting principles, or regulatory principles in the case of the Quarterly Report of Condition, applied on a consistent basis (except for changes, if any, required by GAAP or regulatory principles, as the case may be), and the statements of income and cash flows present fairly, in all material respects, the results of operations and cash flows for the respective periods covered and the statements of condition present fairly, in all material respects, the consolidated financial condition of Company as of their respective dates, except for Company's interim financial statements which are subject to (i) normal year-end adjustments which are not material, and (ii) any other adjustments described therein. At the dates of such consolidated statements of condition, there were no material liabilities of Company or any Company Subsidiary (actual, contingent or accrued) which, in accordance with generally accepted accounting principles applied on a consistent basis, were required to have been shown or reflected in such statements of condition or the notes thereto (to the extent notes were required), but which are not so shown or reflected.

         4.6 Taxes. Except as set forth on Schedule 4.6 to the Company Disclosure Schedule, Company and each company or joint venture where the Company or a Company Subsidiary owns more than 50% of the equity interest of such entity measured by both vote and value (a "Tax Subsidiary"), (i) have duly and timely filed (taking into account any extensions received from a relevant governmental body) all material tax returns required heretofore to have been filed by them, and (ii) have paid in full, or have accrued on their respective books and set up an adequate reserve for the payment of, all deferred taxes, and all taxes, interest and penalties that have become due and payable, including taxes shown as due on such tax returns that are attributable directly or indirectly to it, by law (including under the Internal Revenue Code of 1986, as amended (the "Code)) or by contract. All tax returns filed by Company or any Tax Subsidiary were when filed and continue to be true, correct and complete in all material respects. There are no liens with respect to taxes (other than taxes the payment of which is not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) upon any of the properties or assets, real or personal, tangible or intangible, or franchises, leases or licenses of Company or any Company Subsidiary. Neither Company nor any Tax Subsidiary is delinquent in the payment of any tax, interest or penalties with respect to taxes. No issues have been raised in writing by any governmental body in connection with any audit of any federal, state, local or foreign tax returns, except as set forth on Schedule 4.6 to the Company Disclosure Schedule. Except as set forth on Schedule 4.6 to the Company Disclosure Schedule, the tax returns of Company and each Tax Subsidiary have been audited by the Internal Revenue Service or relevant governmental body or are closed by the applicable statute of limitations for all taxable years through December 31, 1996. All tax deficiencies proposed in writing (including interest and penalties proposed to be assessed thereon, if any) as a result of any such audits, if any, have been paid, reserved against, settled, or, as set forth on Schedule 4.6 to the Company Disclosure Schedule, are being contested in good faith by appropriate proceedings. Schedule 4.6 to the Company Disclosure Schedule describes all adjustments to the tax returns filed by Company or any Tax Subsidiary for all open taxable years, and the resulting deficiencies, in each case, as proposed in writing by any governmental body. Except as set forth on Schedule 4.6 to the Company Disclosure Schedule neither Company nor any Tax Subsidiary has given or been given a waiver or extension (or is or would be subject to a waiver or extension given to or by any other entity) of any statute of limitations relating to the payment of taxes, if any, for which Purchaser or its affiliates or Company or any Tax Subsidiary may be liable. Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Company was not the common parent of the group. Neither Company nor any Tax Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Company or a Tax Subsidiary. Company and the Tax Subsidiaries have each complied in all material respects with all tax laws relating to tax withholding and information return reporting and relating to notice to be given to third persons with respect to taxes and information returns.

         4.7 Material Contracts. Schedule 4.7 to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (not including documents evidencing, governing or related to loans or credits by Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which Company and/or any Company Subsidiary is a party or to which Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on the Schedule 4.7 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 4.7 to the Company Disclosure Schedule, all of the Material Contracts are binding upon Company and/or Company Subsidiaries (as applicable) and, to Company's knowledge, the other parties thereto. Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by Company or any of the Company Subsidiaries or, to Company's knowledge, any other party thereto, has occurred which has had or which would be reasonably likely to have a material adverse effect on the business of the Company and the Company

Subsidiaries taken as a whole. Except as disclosed on Schedule 4.7, none of the Material Contracts contain an express prohibition against assignment by operation of law or a change of control of Company or a Company Subsidiary which would preclude Purchaser or Merger Sub from exercising and enjoying all of the rights, remedies and obligations of Company or a Company Subsidiary, as the case may be, under such Material Contracts.

         4.8      Real and Personal Property.

                  (a) Company or a Company Subsidiary, as the case may be, has good and valid title to all of the tangible assets which do not constitute real property (other than those assets disposed in the ordinary course of business of Company or a Company Subsidiary since December 31, 2000 and other than those assets which are not material) reflected as owned by any of them in the December 31, 2000 audited consolidated financial statements of Company, free and clear of any material liens or other material encumbrances, except for: (i) statutory liens for taxes not yet due, (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) liens and other encumbrances which, in the aggregate, are not material to the business of the Company and the Company Subsidiaries taken as a whole.

                  (b) Company or a Company Subsidiary, as the case may be, has fee simple title to all of the real properties reflected as owned by any of them on Schedule 4.8, free and clear of any material liens or other material encumbrances, except for any minor imperfections of title and any exceptions (the "Permitted Exceptions") set forth on Schedule 4.8 to the Company Disclosure Schedule. Schedule 4.8 to the Company Disclosure Schedule lists (i) all real property owned or leased by Company or any Company Subsidiary, together with the addresses thereof, other than any real property leased solely in connection with the operation of an automated teller machine ("ATM"), and (ii) each lease, sublease, installment purchase or similar agreement (a "Lease") for the use or occupancy of real property to which Company or a Company Subsidiary is a party as a lessee (such owned or leased properties described in Parts A and C of Schedule 4.8 to the Company Disclosure Schedule being referred to herein as "Branch Premises"). Schedule 4.8 to the Company Disclosure Schedule contains a copy of each Lease pertaining to Branch Premises, including all amendments thereto. Each Lease for Branch Premises is valid and enforceable in all material respects by Company or the respective Company Subsidiary in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. To the Company's knowledge, there is not under any Lease for Branch Premises any existing material default (or any event which with notice, lapse of time or both would constitute such a material default) by Company or any Company Subsidiary or, any other party thereto. No Lease for Branch Premises contains any express prohibition against assignment by operation of law or a change of control of Company or a Company Subsidiary which would preclude Purchaser, Merger Sub or Mid America from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Company or a Company Subsidiary as of the date of this Agreement. As of July 2, 2001, to the Company's knowledge, the condition (including structural condition) of the portions of the real properties, structures and buildings that comprise the Branch Premises is adequate for the conduct of the business of the Company and Company Subsidiaries as conducted therein.

                  (c) Company or a Company Subsidiary, as the case may be, has fee simple title to all of the real properties other than the Branch Premises (the "Other Real Properties") reflected as owned by any of them in the December 31, 2000 Company Financial Statements, free and clear of any material liens or other material encumbrances, except for any minor imperfections of title and any exceptions (the "Permitted Exceptions") set forth on Schedule 4.8 to the Company Disclosure Schedule and except for such real property disposed of in the ordinary course of business of Company or a Company Subsidiary since that date.
Schedule 4.8 to the Company Disclosure Schedule lists (i) all Other Real Property owned or leased by Company or any Company Subsidiary together with the addresses thereof and (ii) each lease, sublease, installment purchase or similar agreement other than Leases for Branch Premises (an "Other Lease") for the use or occupancy of real property to which Company or a Company Subsidiary is a party, including any leases relating to the operation of ATMs. Schedule 4.8 to the Company Disclosure Schedule contains a copy of each Other Lease, including all amendments thereto. Each Other Lease is valid and enforceable in all material respects by Company or the respective Company Subsidiary in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. To the Company's knowledge, there is not under any Other Lease any existing material default (or any event which with notice, lapse of time or both would constitute such a material default) by Company or any Company Subsidiary or, any other party thereto. No Other Lease contains any express prohibition against assignment by operation of law or a change of control of Company or a Company Subsidiary which would preclude Purchaser, Merger Sub or Mid America from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Company or a Company Subsidiary as of the date of this Agreement.

         4.9 Material Adverse Change. Since December 31, 2000, there has not been, except for the transactions as contemplated herein, or matters related thereto, any event or condition of any character (other than changes in (i) laws, regulations, interpretations or GAAP affecting banks and/or their holding companies, and (ii) changes in economic or other general conditions affecting similarly situated banks and/or bank holding companies (including, without limitation, changes in interest rates)) which have had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations, all taken together, of the Company and the Company Subsidiaries taken as a whole.

         4.10 Investigations and Litigation. Except as set forth on Schedule
4.10 to the Company Disclosure Schedule, there is to the knowledge of the Company no investigation by any federal, state or local governmental agency, or any action, suit or proceeding pending or, to Company's knowledge, threatened, against Company or any Company Subsidiary (including, without limitation, any investigation, action, or proceeding with respect to taxes), or the assets or business of Company or any Company Subsidiary, or against any director, officer, employee or agent of Company or any Company Subsidiary in its capacity as such a director, officer, employee or agent, in each case which (i) has a reasonable probability of being determined adversely to Company or any Company Subsidiary or any such director, officer, employee or agent of Company or a Company Subsidiary in its capacity as such a director, officer, employee or agent, and (ii) would, if so adversely determined, involve a payment by Company or a Company Subsidiary of more than $25,000.

         4.11 Accuracy of Minute Books. The minute books of Company and each Company Subsidiary are true, correct and complete in all material respects and fairly and accurately reflect in all material respects all material actions of the type (in kind and magnitude) customarily reflected in corporate minute books, taken to this date by the respective incorporators, shareholders, and board of directors of such corporations; provided, however, that no such action shall be deemed omitted therefrom if otherwise disclosed to Purchaser in another representation and warranty made by the Company in this Agreement (including by virtue of the Company Disclosure Schedule), and provided further that if any such actions omitted therefrom involve matters that are the subject of another representation and warranty made by the Company in this Agreement, then the materiality of such action shall be governed by the standard provided for therein and in Section 6.2(a) with respect thereto.

         4.12     [INTENTIONALLY LEFT BLANK]

         4.13 Insurance. Company and each Company Subsidiary has in effect insurance coverage, which in respect to amounts, types and risks insured, is reasonably adequate for the business in which it is engaged. Schedule 4.13 to the Company Disclosure Schedule sets forth a schedule of all material insurance policies in effect as to Company and each Company Subsidiary. Each policy set forth on Schedule 4.13 is in full force and effect, and all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums), and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of Company, the insurance policies to which Company and each Company Subsidiary is a party are sufficient for compliance with all material requirements of law and of all material agreements to which Company and each Company Subsidiary is a party. Except as set forth on
Schedule 4.13 to the Company Disclosure Schedule, neither Company nor any Company Subsidiary has been refused any insurance with respect to any material assets or operations during the last three years.

         4.14 Licenses. To the Company's knowledge, Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises required to be held by it and which are material with respect to the operation of their respective businesses, the failure to hold any of which would have a material adverse effect on the business of the Company and the Company Subsidiaries, taken as a whole (each, a "Permit"). Schedule 4.14 to the Company Disclosure Schedule sets forth each such Permit.

         4.15 Compliance with Law. Company and each Company Subsidiary have conducted its business in compliance with all applicable material federal, foreign, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust and other laws, regulations and orders, and the forms, procedures, and practices used by Company and each Company Subsidiary are in compliance in all material respects with such laws, regulations and orders, in each of the foregoing cases except where the failure to be in compliance would not cause the Company or any Company Subsidiary to suffer material liability or a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. Company and the Company Subsidiaries meet or exceed all minimum Tier 1 capital, risk-based capital or other minimum capital requirements or directives applicable to them as established by the Federal Reserve Board, the FDIC or the OBRE.

         4.16 Accuracy of Shareholder Communications. Company has provided to Purchaser true and complete copies of all written communications sent to all shareholders of record and all written materials sent to all shareholders of record relating to all meetings of stockholders (whether special or annual), during the calendar years 1999, 2000 and 2001. As of their respective dates, all such communications were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.17 Investment Banker/Finder Fee. Except as set forth in the engagement letter dated March 1, 2001 between Company and Hovde Financial, LLC (the "Engagement Letter"), neither Company nor any Company Subsidiary nor any of their respective affiliates has incurred or paid or will incur or pay any fee or remuneration on behalf of the Company or any Company Subsidiary to any finder, broker or investment banker with respect to matters provided for in this Agreement. A copy of the Engagement Letter is set forth on Schedule 4.17 to the Company Disclosure Schedule.

         4.18 Dividends. Except as set forth on Schedule 4.18 to the Company Disclosure Schedule, there has been, prior to the date of this Agreement, no dividend or other distribution of assets by Company to its shareholders, whether consisting of money, other personal property, real property or other things of value, declared, issued or paid since December 31, 2000. All Company and Company Subsidiary dividends or other distribution of assets to shareholders of Company or any Company Subsidiary have been declared, issued and paid in compliance with all applicable laws, rules and regulations of the Federal Reserve, FDIC and the OBRE.

         4.19     Employee Benefits.

                  (a) Schedule 4.19(a) to the Company Disclosure Schedule identifies each and every written or, to the Company's knowledge oral, compensation, consulting, employment, employment termination or collective bargaining agreement, stock option, stock purchase, stock appreciation right, life, health, accident or other benefit insurance, bonus, deferred or incentive compensation, severance or separation or any agreement providing any compensatory payment or benefit resulting from a change in control, vacation, disability, profit sharing, retirement, or other employment or employee benefit plan, policy or arrangement of any kind, oral or written, covering directors, officers, employees, former directors or former employees of Company or any ERISA Affiliate (as defined below) or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Company or any

ERISA Affiliate maintains, to which Company or any ERISA Affiliate contributes, or under which any present or former director, officer or employee of Company or any ERISA Affiliate is covered or has benefit rights, and with respect to which any liability of Company or any ERISA Affiliate exists ("Benefit Plans"). The term "Benefit Plans" does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Without limitation of the foregoing, (i) no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) no Benefit Plan is an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, and (iii) neither Company nor any ERISA Affiliate maintains, sponsors or has an obligation to contribute to (or has ever maintained, sponsored or had an obligation to contribute to within the preceding six years) any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA or has any liability with respect to any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA. For the purposes of this Section 4.19(a), the terms "Company" and "ERISA Affiliate" shall be deemed to include predecessors thereof.

                  (b) Each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the IRS to qualify under Section 401(a) of the Code, and, to the Company's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Benefit Plan. No Benefit Plan is currently under audit by the United States Department of Labor, the Pension Benefit Guaranty Corporation or the IRS, and neither Company nor any ERISA Affiliate has received written, or to the Company's knowledge, oral, notification by one or more of such federal regulatory agencies of their intention to audit a Benefit Plan.

                  (c) All accrued contributions and other payments to be made by Company or any ERISA Affiliate to any Benefit Plan through December 31, 2000 have been made or reserves adequate for such purposes as of December 31, 2000 have been reflected in the December 31, 2000 financial statements. Neither Company nor any ERISA Affiliate is in material default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding material liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan and other than administrative expenses properly payable by such Benefit Plan.

                  (d) Except as provided in Schedule 4.19(d) to the Company Disclosure Schedule, there is no pending litigation or, to Company's knowledge, any overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Company or any ERISA Affiliate.

                  (e) Company and, to the knowledge of Company, each ERISA Affiliate and all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are and have since the inception of each such Benefit Plan been in substantial compliance in all respects with, and each such Benefit Plan is and has been operated substantially in accordance with, its provisions and in substantial compliance in all respects with the applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law, except to the extent such non-compliance would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole. No Benefit Plan has engaged in or been a party to a non-exempt "prohibited transaction" (as defined in Section 406 of the ERISA or 4975(c) of the Code). All Benefit Plans which are group health plans have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

                  (f) Company has delivered to Purchaser (i) a true and complete copy of each Benefit Plan (or in the case of any Benefit Plan that is not in written form, a complete and accurate description of the material provisions of the Benefit Plan), including all amendments thereto, (ii) complete and current copies of the summary plan description of each Benefit Plan that is subject to ERISA, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Benefit Plan, (iv) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Benefit Plan for which Annual Reports are required, (v) the most recent determination letter issued by the IRS with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code and a complete copy of any applications pending before the IRS or the United States Department of Labor with respect to any such Benefit Plan, (vi) the most recent available financial statements for each Benefit Plan that has assets, and (vii) the most recent audited financial statements for each Benefit Plan for which audited financial statements are required by ERISA.

                  (g) No Benefit Plan is subject to the provisions of Part 3 of Title I of ERISA, Section 412 of the Code or the provisions of Title IV of ERISA. Neither Company nor any ERISA Affiliate has incurred, nor to Company's knowledge is there a basis for believing that either Company or any ERISA Affiliate may reasonably be expected to incur any material liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any ERISA Affiliate (as that term is defined in the next sentence) of Company. The term "ERISA Affiliate" shall mean any person which is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Company or is or was under common control (within the meaning of
Section 414(c) of the Code) with Company.

                  (h) Notwithstanding anything to the contrary contained herein or in the lists and schedules hereto or the Disclosure Schedule, neither Company nor any ERISA Affiliate has made any payments or provided any compensation or benefits nor is a party to any agreement or any Benefit Plan that could obligate it or any successor thereto to make any payments or provide any compensation or benefits, the deductibility of which is limited by Section 280G or Section 4999 of the Code.

         4.20 Employees. (a) Except as set forth in Schedule 4.20 to the Company Disclosure Schedule, there are no controversies pending or threatened between, the Company or any Company Subsidiary and any of their employees the consequences of which could reasonably be expected to have a material adverse effect on the business of the Company and the Company

Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

                  (b) Except as set forth in Schedule 4.20 to the Company Disclosure Schedule, there is no pending litigation or to Company's knowledge any overtly threatened litigation or pending claim against the Company or any Company Subsidiary by an employee or former employee of the Company or any Company Subsidiary other than benefit claims made in the ordinary course.

         4.21     Environmental Matters.

                  (a) "Properties" as used in this Section 4.21 shall mean all real property owned and/or operated by Company or any Company Subsidiary (including, without limitation, real property commonly known as other real estate owned ("OREO") but excluding all ATMs).

                  (b) Company and each Company Subsidiary has obtained all material permits, licenses and other authorizations which are required under any Environmental Laws (as hereinafter defined) with respect to the operation of their respective businesses or the Properties (such material permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"). For purposes of this Agreement, "Environmental Laws" means all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes to the environment (including, but not limited to, ambient air, surface water, ground water or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (together with all regulations and rules adopted thereunder). Schedule 4.21 to the Company Disclosure Schedule contains a list of all Environmental Permits which have been obtained by Company and each Company Subsidiary. Except as identified on
Schedule 4.21 to the Company Disclosure Schedule, Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions of all Environmental Permits required under the Environmental Laws and is also in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.
Schedule 4.21 to the Company Disclosure Schedule contains a complete list of all written notices known to Company received by any previous business operating on the Properties currently owned or operated by Company or a Company Subsidiary within the five years preceding the date of this Agreement, alleging noncompliance with any Environmental Law, which noncompliance has not been completely remedied, and Company has provided Purchaser with complete copies of all such notices known to it.

                  (c) There is no material, civil, criminal or administrative suit, action, demand, claim, investigation or proceeding pending or, to the Company's knowledge, threatened in writing against Company or any Company Subsidiary with regard to any Properties, under or pursuant to the Environmental Laws except as identified on Schedule 4.21 to the Company Disclosure Schedule.

                  (d) Except as set forth on Schedule 4.21 to the Company Disclosure Schedule, to the Company's knowledge, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined in the Environmental Law) or petroleum or petroleum-based substances (as those terms are defined in the Federal Storage Tank Regulations, 40 C.F.R. Part 280) which would give rise to any material liability to the Company under any Environmental Laws has occurred or is currently occurring in connection with the ownership or operation of any Properties by Company or any Company Subsidiary. Except as set forth on Schedule 4.21 to the Company Disclosure Schedule, to the Company's knowledge there are no underground storage tanks located on any of the Properties. Except as set forth on Schedule 4.21 to the Company Disclosure Schedule, to the Company's knowledge none of the Properties or any other assets of Company or any Company Subsidiary includes any equipment, machinery, device, or other apparatus that contains in violation of Environmental Law (i) polychlorinated biphenyls (the "PCB Equipment") that is now or ever has been leaking, or (ii) any asbestos that is in friable condition.

                  (e) To the Company's knowledge, neither the Company nor any Company Subsidiary will suffer any material liability under any Environmental Laws as a result of the Company's or a Company Subsidiary's taking ownership through foreclosure of any real property which serves as collateral for any loan or indebtedness in excess of $250,000 held by Company or any Company Subsidiary.

         4.22 Company Facilities. To the Company's knowledge, there are no material investigations, proceedings, or complaints by any governmental agency pending or, to Company's knowledge, threatened in writing against Company or any Company Subsidiary in connection with the facilities of Company or any Company Subsidiary (including its owned and operated automatic teller machines) under the Americans with Disabilities Act or the ATBCB Accessibility Guidelines for Buildings and Facilities, or any other local, state or federal law concerning accessibility for individuals with disabilities.

       4.23 Loans. (a) (a) Except as specifically set forth on Schedule 4.23 to the Company Disclosure Schedule, as of May 31, 2001: (i) neither Company nor any Company Subsidiary is a party to any loan agreement, note or other borrowing agreement (each, a "Borrowing Agreement") under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or, to Company's knowledge, or otherwise in material default thereof, (ii) neither Company nor any Company Subsidiary is a party to any Borrowing Agreement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Company, any Company Subsidiary or any Governmental Authority; (iii) neither Company nor any Company Subsidiary is a party to any Borrowing Agreement, including any loan guaranty, with any director or officer of Company or a Company Subsidiary, or, to the Company's knowledge, any corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (iv) to Company's knowledge, neither Company nor any Company Subsidiary is a party to any Borrowing Agreement in violation in any material respect of any law, regulation or rule of any Governmental Authority.

                  (b) All loans of Company and Company Subsidiaries are enforceable against Company or the Company Subsidiary in accordance with the terms thereof, and to Company's knowledge are the valid and binding obligations of the obligors, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.24     Investment Securities.

                  (a) Schedule 4.24 to the Company Disclosure Schedule contains a listing, which is complete and accurate in all material respects as of May 31, 2001, of the investment securities, mortgage-backed securities and securities held for sale of Company and the Company Subsidiaries and includes security descriptions, CUSIP numbers, pool face values and/or par values, book values, estimated market values and coupon rates.

                  (b) Except as set forth on Schedule 4.24 to the Company Disclosure Schedule and except for pledges to secure public and trust deposits, none of the investment securities, mortgage-backed securities and securities held for sale of Company and the Company Subsidiaries, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company freely to dispose of any of such investments at any time. All material repurchase agreements to which Company is a party have been entered into in the ordinary course of business and consistent with standard industry practice, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 4.24 to the Company Disclosure Schedule and except for transactions which have been entered into in the ordinary course of business consistent with past practices, Company has neither sold nor otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Company to repurchase or otherwise reacquire any such assets.
                  (c) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as "held to maturity" and "available for sale" held by Company or any Company Subsidiary, as reflected in the Financial Statements, were classified and accounted for in all material respects in accordance with F.A.S.B. 115 and the intentions of management.

                  (d) All investment securities owned by Company or any Company Subsidiary constitute lawful and permissible investments and, to Company's knowledge, are enforceable in all material respects in accordance with the terms thereof, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.25 Intellectual Properties. Schedule 4.25 to the Company Disclosure Schedule sets forth a complete and correct list of all material registered trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any Company Subsidiary for use in their respective businesses, and all material licenses and other agreements relating thereto and all agreements relating to material third party Intellectual Property that the Company or any Company Subsidiary is licensed or authorized to use in their businesses, including without limitation, any software licenses (collectively, the "Intellectual Property"). Except as set forth on Schedule
4.25 to the Company Disclosure Schedule, with respect to each material item of Intellectual Property owned by the Company or any Company Subsidiary, the Company or such Company Subsidiary possesses all right, title and interest in and to the item, free and clear of any material lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that the Company or such Company Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, has not been breached by any party thereto. Neither the Company nor any Company Subsidiary has ever received (or to the knowledge of the Company, is threatened) any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any Company Subsidiary must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither of the Company nor any Company Subsidiary has infringed upon or misappropriated any intellectual property rights of third parties and no third party has infringed upon or misappropriated any intellectual property rights of the Company or any Company Subsidiary).

         4.26 Governmental Reports. Since January 1, 1999, Company and each Company Subsidiary has filed each report or other filing that it was required to file with (i) the Federal Reserve, (ii) the OBRE, (iii) the FDIC, or (iv) any applicable state banking, insurance, securities, or other regulatory authorities (but for purposes of this clause (iv) only as to any such reports that are material) (together, in each case, with all exhibits thereto, and all reports, documents and schedules filed pursuant to the requirements of any state or federal banking laws, being the "Company Reports"). As of their respective dates each of the Company Reports was true and correct in all material respects and complied in all material respects with applicable statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.27 Reserve for Possible Loan and Lease Losses. The allowance for possible loan and lease losses shown on Company's consolidated balance sheet as of December 31, 2000 (plus all additions to such allowance and minus all charges against such allowance since such date) is to Company's knowledge adequate in all material respects, based on past loss experience and reasonably expected potential losses, to provide for all losses (after taking into account recoveries relating to loans, leases and other extensions of credit previously charged off) on loans, leases and other extensions of credit outstanding as of the date hereof.

         4.28 Affiliate Transactions. As of July 2, 2001, except as set forth on
Schedule 4.28 to the Company Disclosure Schedule and except for employment relationships, fees and compensation to directors for serving as a director (in each case which have been entered into in the ordinary course of business), there are no contracts or other transactions between Company or any of Company Subsidiaries, on the one hand, and any (i) executive officer or director of

Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Company or (iii) affiliate (as such term is defined in Regulation O promulgated under the Federal Reserve Act) of any such executive officer, director or beneficial owner, on the other hand.

         4.29 Government Approvals. To Company's knowledge, no fact or condition exists with respect to Company or any Company Subsidiary which Company has reason to believe will prevent Purchaser from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by the Governmental Authorities.

         4.30 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Hovde Financial LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

         4.31 Affiliate Letters. Each of the individuals set forth in Schedule A has executed an Affiliate Letter in the form attached hereto as Exhibit G.

         4.32 Accuracy of Representations. The representations and warranties made by Company in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

         5.1 Conduct of Business by the Company. Subject to any limitations imposed by this Agreement, from the date of this Agreement to the Effective Time, the Company will operate its business, and cause each Company Subsidiary to operate its business, in the ordinary course consistent with past practices. Subject to any limitations imposed by this Agreement, the Company will use all reasonable efforts to preserve intact the present business organizations of the Company and each Company Subsidiary and maintain in effect all material licenses, permits and approvals of Governmental Authorities and agencies necessary for the conduct of its present business. Except as otherwise contemplated by this Agreement (Section 5.8 or otherwise) or as set forth on
Schedule 5.1 hereto or as otherwise consented to or approved by Purchaser (which consent and approval shall not be unreasonably withheld), none of the Company or any Company Subsidiary shall:

                  (a) issue, sell, purchase or redeem or commit or agree to issue, sell, purchase or redeem any shares of its capital stock, or any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors ("Voting Debt"); or issue or create or grant any options, warrants or rights to purchase shares of its common stock; or issue, sell or authorize the issuance or sale of securities of any kind convertible into or exchangeable for shares of its capital stock or any Voting Debt; or declare, set aside or pay any dividend or make any distribution in respect of its capital stock except for regular quarterly dividends of $1.80 per share payable in July 2001, October 2001, and to the extent the Closing

Date has not occurred prior thereto, January 2002 and except for a special dividend payable immediately prior to the Effective Time in an amount equal to the product of $1.80 per share multiplied by a fraction, the numerator of which is the number of days elapsed from the end of calendar quarter immediately preceding the Merger through and including the Closing and the denominator of which is 90; provided, however, such special dividend shall be reduced in the event and to the extent the aggregate amount of quarterly dividends paid after January 1, 2001 and prior to the Closing exceeds 58% of the consolidated net income earned by the Company for the same period. The calculation of the special dividend, and the amount thereof, shall be based on estimated net income through the date immediately preceding the Effective Time, which estimate shall be based on a statement of consolidated net income for the period beginning on January 1, 2001 and ending on the last day of the month immediately preceding the month in which the Closing Date occurs (or the last day of the second month immediately preceding the month in which the Closing Date occurs if impracticable to use the month end immediately preceding the Closing Date), such statement of consolidated net income to be provided by the Company three (3) business days prior to Closing and to be prepared consistent with past practices, including as relates to conformance with generally accepted accounting principles, assuming consolidated net income earned for the period subsequent to such month end is equal to a pro rata amount of average monthly earnings theretofor for the year as calculated above.

                  (b) amend its Articles of Incorporation (in the case of the Company or any Company Subsidiary), Charter (in the case of the Bank) or Bylaws;

                  (c) make any increase in compensation or rate of compensation payable or to become payable to hourly, salaried or commissioned employees or officers, except for those which are normal, reasonable and consistent with past practices, nor enter into any written or oral employment agreement which by its terms cannot be terminated on thirty (30) days' notice or less without penalty, (except as contemplated by Section 5.1(d) hereof);

                  (d) accrue, set aside, or pay to any officer or employee any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation (except pursuant to pension, profit-sharing, bonus and other fringe benefit plans, agreements and arrangements presently in effect or in accordance with past practices) or adopt any new or amend in any material respect any Benefit Plan, except to the extent required by law or to maintain its qualified status intended to be so qualified under section 401(a) of the Code;

                  (e) commit to purchase, sell, unwind or otherwise acquire or dispose of any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

                  (f) acquire any business entity or substantially all of the assets thereof, except as it relates to a foreclosure or other exercise of creditors' rights in the usual and ordinary course of its business;

                  (g) enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value (it being understood that this provision does not apply to real property which is the subject of paragraph (s) below);

                  (h) enter into any contract or agreement to buy, sell or exchange readily marketable investment securities in excess of $50,000, except for readily marketable United States Treasury bills or government agency securities with a maturity of less than one year;

                  (i) make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000;

                  (j) file any applications to relocate operations from existing locations;

                  (k) create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000, other than the taking of deposits and other liabilities incurred in ordinary course of business and consistent with past practices or as contemplated or permitted by or in connection with this Agreement and the consummation of the Merger;

                  (l) create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000, except for pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice;

                  (m) make or become a party to any contract or commitment in excess of $50,000, or renew, extend, amend or modify any contract or commitment in excess of $50,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by this Agreement;

                  (n) make any loan, loan commitment or renewal or extension thereof to any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency (collectively, a "Person"); provided, however, the Company or any Company Subsidiary may make loans originated in the ordinary course of business consistent with past practices and the Company's Credit Policy, Commercial Lending Policy, Real Estate Lending Policy, Construction Lending Policy, Consumer Lending Policy and Lending Authorities currently in effect applicable to the Company or any Company Subsidiary, it being agreed that any loan ("Excess Loan") made to any Person in an amount in excess of the lender's individual lending limit as stated in the Credit Policy as currently in effect shall be made subject to committee approval; provided, further, a representative of Purchaser shall be provided applicable loan committee documentation at or prior to each of the Company's Board Loan Committee and Officer Loan Committee meetings (and in any event substantially at the time any such documentation is provided to the members of such committee) at which any such Excess Loan would be approved consistent with the Company loan and credit policy, and Purchaser shall have an opportunity to object to the approval of such loan at any such meetings or within two (2) business days thereafter;

                  (o) make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years except for any such loans committed for sale on the secondary mortgage market or any variable loan, loan commitment or renewal or extension that has a rate adjustment period longer than five years or purchase, sell or exchange any loans other than sales of any newly-originated fixed rate loan with a term longer than ten (10) years;

                  (p) discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $50,000, unless such discharge or satisfaction is covered by general or specific reserves;

                  (q) other than any committed or contractual obligations or liabilities included in the Company Disclosure Schedule, pay any obligation or liability, absolute or contingent, in excess of $50,000 except liabilities shown on the Company Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated hereby;

                  (r) settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $50,000;

                  (s) purchase any real estate, except for investments in OREO as a result of foreclosure or deed in lieu of foreclosure;

                  (t) enter into or amend any continuing contract or series of related contracts in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

                  (u) enter into or amend any contract, agreement or other transaction, with any key officer or director of the Company or any Affiliate of such person (a "Company Insider") on terms that are less favorable to the Company than could be obtained from an unrelated third party on an arms' length basis; provided, however, Company shall not enter into or amend any loan with a Company Insider;

                  (v) change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law;

                  (w) knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party, which default individually or in the aggregate would have a material adverse effect on the Company and the Company Subsidiaries taken as a whole;

                  (x) amend, modify, extend, renew, or terminate any lease or sublease with respect to any real property, including with respect to ATMs, or enter into any new lease or sublease or any other agreement for the use and occupancy or purchase, sale or exchange of any real property.

         5.2 Filings, Approvals and Other Actions. Purchaser will, as soon as reasonably practicable, prepare and file all applications with Governmental Authorities to obtain the necessary approvals with respect to the transactions contemplated by this Agreement and the Company will cooperate in all reasonable respects with Purchaser in connection therewith. Purchaser shall cause all applications that it is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby to comply in all material respects with the provisions of applicable law, including without limitation, applicable provisions of the HOLA, the Illinois Banking Act, the Securities Act and the Exchange Act, except that Purchaser shall have no obligation for information furnished by Company for inclusion in any such filing. Each party will use all reasonable efforts and will cooperate with the other parties in the preparation and filing, as soon as reasonably practicable, of all other applications or other documents required to obtain all regulatory approvals and/or consents from any other applicable governmental or regulatory authorities for approval of the Merger and the Bank Merger contemplated by this Agreement, and will provide copies of such applications, filings and related correspondence to the other parties. Prior to filing each application, or other document with the applicable regulatory authority, each party will provide the other parties with a reasonable opportunity to review and comment on the non-confidential portions of each such application or other document. Each party will use all reasonable efforts and will cooperate in all reasonable respects with the other party in taking all reasonable actions necessary to obtain all of the foregoing regulatory approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Purchaser will keep the Company reasonably informed with respect to the status of all regulatory approvals and the applications therefore including providing copies of all written comments and all written requests for additional information with respect thereto. Subject to the terms and conditions herein provided, in furtherance and not in limitation of the foregoing: (i) each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, including, without limitation, in cooperation with the other party to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and (ii) neither party shall knowingly take or permit any of its subsidiaries to take any action to materially and adversely affect the ability to perform their obligations hereunder or which would result in the failure to make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, at Purchaser's request, the parties will use all reasonable efforts and cooperate in all reasonable respects with each other to obtain any consents or waivers from third parties under any contract or agreement to which the Company or any Company Subsidiary is a party in order to prevent any breach or default from arising thereunder as a result of the consummation of the Merger or the Bank Merger.

         5.3      Acquisition Transactions.

                  (a) The Company will not, and will cause the Company Subsidiaries and its and the Company Subsidiaries' respective officers, directors, employees, agents and affiliates

(each of the foregoing other than the Company, including, without limitation, the Company Subsidiaries, being a "Restricted Person") not to, directly or knowingly indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any Person relating to any Acquisition Transaction (as defined herein), or participate in any negotiations in connection with or in furtherance of any Acquisition Transaction, or furnish to any person other than Purchaser and its representatives any non-public information with respect to the Company or any of the Company Subsidiaries in connection with or in furtherance of any of the foregoing. Notwithstanding the foregoing or anything elsewhere contained in this Agreement, the Company and each Restricted Person may, in response to a written proposal (unsolicited after the date hereof) from a third party regarding or with respect to the possibility of a Superior Acquisition Proposal (as herein defined), furnish information to, negotiate or otherwise engage in discussions with, such third party, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and after considering the written advice of its outside counsel, that failing to take such action would be inconsistent with the fiduciary duties of such Board of Directors under applicable law. The Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than the Purchaser) conducted heretofore with respect to any of the foregoing. The Company shall promptly provide to Purchaser telephone notice of any proposal or offer for an Acquisition Transaction received after the date of this Agreement and shall promptly provide Purchaser with the name of any party seeking after the date of this Agreement to engage in discussions or negotiations, or requesting information, in connection with an Acquisition Transaction, and, after receipt of a written offer or proposal from such party with respect to such an Acquisition Transaction, a description of the material economic terms and conditions of such offer or proposal, including without limitation, as may be contained in any agreements or other related documents with respect to such offer or proposal, except that neither the identity of the party making any such offer or proposal or seeking to engage in such discussions or negotiations or such information, nor such terms and conditions, shall be required to be disclosed (except in a Superior Proposal Termination Notice (as defined in Section 7.1 hereof)) to the extent the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and after considering the written advice of its outside counsel, that such disclosure would be inconsistent with the fiduciary duties of such Board of Directors under applicable law.

                  (b) "Acquisition Transaction" means (i) a bona fide tender or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of the Company by any person other than Purchaser or an affiliate of Purchaser, (ii) a merger, consolidation or other business combination with the Company or the Bank involving any Person other than Purchaser or an affiliate of Purchaser, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, including stock of any of the Company Subsidiaries, to any person other than Purchaser or an affiliate of Purchaser, (iv) the acquisition by any Person (other than Purchaser or an affiliate of Purchaser) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act, but including any shares that may be acquired pursuant to the exercise of any right, option, warrant or other agreement regardless of when such exercise may occur) of 25% or more of the then outstanding shares of any class of capital stock of the Company, including shares of capital stock currently owned by such person,
(v) a proxy or consent solicitation made to shareholders of the Company seeking proxies or consents in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company, or (vi) the making of a bona fide proposal to the Company or its shareholders by public announcement or written communication, that is or becomes publicly disclosed, to engage in one or more of the transactions described in clauses (i) through (v) above.

                  (c) "Superior Acquisition Proposal" means a bona fide, written proposal or offer unsolicited after the date hereof made by any Person (or group) (other than Purchaser) with respect to an Acquisition Transaction on financial terms which the Board of Directors of the Company determines in good faith, after considering the advice of the Company's independent financial advisor, is more favorable to the holders of the Company Common Stock than the transactions contemplated hereby, including, without limitation, taking into account issues with respect to financing.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, the Company and each Restricted Person may, in response to an inquiry (unsolicited after the date hereof) by a third party related to an Acquisition Transaction (or the possibility thereof), advise any such person of the restrictions in this Section 5.3 and may furnish a copy of this Agreement to any person making such an inquiry who the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is reasonably capable of making a Superior Acquisition Proposal.

         5.4      Notification of Certain Matters.

                  (a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery has caused or would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete if remade at such time, but only if such a failure to be true, accurate or complete would be likely to result in the failure of a condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, if the Closing were to occur at such time, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

                  (b) From and after the date hereof to the Effective Time, the Company shall deliver monthly updates to the Company Disclosure Schedule as of each month-end and as of five (5) business days prior to the Effective Time, ("Disclosure Schedule Updates") to Purchaser to describe any matter hereafter arising which, in the good faith judgment of the Company, would, if such matter had existed as of the date of this Agreement, have rendered any representation or warranty of the Company contained in Article IV of this Agreement materially inaccurate or incomplete when made in this Agreement. The Company shall use its reasonable efforts to provide the Disclosure Schedule Updates on or before the 25th day of each calendar month with respect to such matters existing at the end of the preceding calendar month and as to which the Company then had knowledge. If the Company is unable to so provide a particular Disclosure Schedule Update by such 25th day notwithstanding its reasonable efforts, the Company shall provide such particular Disclosure Schedule Update as soon as reasonably practicable thereafter. Within twenty (20) days after receipt of any Disclosure Schedule Update, Purchaser may exercise its right to terminate this Agreement pursuant to Section 7.1(f) hereof, if the information in such Disclosure Schedule Update together with the information in any or all of the Disclosure Schedule Updates previously provided by the Company demonstrates that the business of the Company and the Company Subsidiaries, taken as a whole, has suffered or is reasonably likely to suffer, as a result of such matters so disclosed on the Disclosure Schedule Updates, a material adverse effect which cannot be cured prior to the Drop Dead Date (as defined in Section 7.1 hereof); provided, however, in making the determination as to such a material adverse effect, any event or condition which would not be given effect in making the determination under Section 6.2(c) shall also not be given effect with respect to the determination as to such a material adverse effect under this Section 5.4 (b). Notwithstanding the foregoing, Purchaser shall not be entitled to so exercise its termination right pursuant to Section 7.1(f) for so long as, following notice from Purchaser with respect to such material adverse effect, the Company is using its good faith efforts to "cure" any matters giving rise to such right.

         5.5 Purchaser Access to Information; Confidentiality. Subject to applicable law, legal privilege and the fiduciary duties of the Board of Directors of the Company:

                  (a) Between the date hereof and the Effective Time, the Company will afford, and will cause each Company Subsidiary to afford, to the officers, accountants, attorneys and authorized representatives of Purchaser reasonable access during normal business hours to the banking offices, personnel, advisors, consultants, properties, examination reports, contracts, commitments, books and records of the Company or the Company Subsidiaries, including all attorneys' responses to auditors' request for information and accountants' workpapers, whether such documents are located on the premises of the Company or elsewhere. The Company shall furnish Purchaser with all such statements (financial and otherwise), records, examination reports (to the extent permitted or authorized by the Federal Reserve, FDIC or the OBRE) and documents or copies thereof, and other information concerning the business and affairs of the Company or the Company Subsidiaries as Purchaser shall from time to time reasonably request. The Company further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Purchaser and its representatives in connection with the right of access granted herein.

                  (b) The Company will promptly furnish to Purchaser (i) a copy of each material report filed by it with any governmental authority, including without limitation, any Company Report during the period after the date hereof and prior to the Effective Time, and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Each financial statement set forth in a Company Report so filed and each financial statement provided by the Company to Purchaser pursuant to the next following sentence, together with any notes or schedules thereto, will present fairly in all material respects the information set forth therein for the period specified therein (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein or the applicable principles with respect thereto), in each case in accordance with generally accepted accounting principles, consistently applied (except that the unaudited financial statements may not include all footnote disclosures required by generally accepted accounting principles, consistently applied) during the periods involved, or applicable regulatory principles, as the case may be, in each case except as otherwise provided herein, stated therein or in the notes thereto. Throughout the period after the date hereof and prior to the Effective Time, the Company will provide to Purchaser, on or before the 25th day of each calendar month, (i) the minutes from each Board of Directors meeting of the Company and each Company Subsidiary, and any written reports of management of the Company and each Company Subsidiary submitted to the Board of Directors of the Company and each Company Subsidiary, respectively, for the most recently available month, including to the extent available, delinquency schedules, addition to loan loss reserves, and payroll reports, and (ii) monthly financial statements of the Company and each Company Subsidiary prepared by the Company consistent with past practices for the preceding month. Throughout the period after the date hereof and prior to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Purchaser and to report the general status of the ongoing operations of the Company and each Company Subsidiary. During such period, the Company promptly will notify Purchaser of any change in the ordinary course of business and will keep Purchaser promptly and reasonably informed of such events and such additional matters as Purchaser may reasonably request. During such period, the Company will, subject to applicable law, consult with Purchaser before taking any steps to comply with suggestions made by any bank regulatory authority which could reasonably be considered to be material to the Company. All information obtained by Purchaser at these meetings shall be treated in confidence as provided in this Section 5.5.

                  (c) All information and documents to which Purchaser or Company, as applicable, is given access pursuant to Section 5.5 and 5.6, or otherwise hereunder, shall be subject to the confidentiality agreements executed by Purchaser and Company dated February 27, 2001 and May 15, 2001 which shall survive this Agreement.

         5.6 Company Access to Information. Subject to applicable law, legal privilege and the fiduciary duties of the Board of Directors of
Purchaser:

                  (a) Between the date hereof and the Effective Time, the Purchaser will, subject to any restrictions under applicable law, afford to the officers, accountants, attorneys and authorized representatives of the Company reasonable access during normal business hours to senior executive officers and the books and records of the Purchaser or the Purchaser Subsidiaries, whether such documents are located on the premises of the Purchaser or elsewhere. The Purchaser shall make available to the Company, solely for the purposes of evaluating an investment in Purchaser's Common Stock pursuant to the terms of the Merger, such statements (financial and otherwise), records, examination reports (to the extent permitted or authorized by the OTS or FDIC) and documents or copies thereof, and other information concerning the business and affairs of the Purchaser or the Purchaser Subsidiaries as the Company may reasonably request for purposes thereof. The Purchaser further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Company and its representatives in connection with the right of access granted herein.

                  (b) The Purchaser will promptly furnish to the Company (i) a copy of each report and statement filed with the SEC and each material report filed by it with any Governmental Authority, including without limitation, any Purchaser Report during the period after the date hereof and prior to the Effective Time, and (ii) all other information concerning its business, properties and personnel as Company may reasonably request. Each financial statement set forth in a Purchaser Report so filed and each financial statement provided by the Purchaser to, together with any notes or schedules thereto, will present fairly in all material respects the information set forth therein for the period specified therein (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein or the applicable principles with respect thereto), in each case in accordance with generally accepted accounting principles, consistently applied (except that the unaudited financial statements may not include all footnote disclosures required by generally accepted accounting principles, consistently applied) during the periods involved or applicable regulatory principles, as the case may be.

         Registration Statements; Shareholder Approval; and Related Matters. (a)
(a) As soon as practicable after the date hereof, Purchaser shall prepare in proper form and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the Special Meeting (as defined herein), and Purchaser shall use its best efforts to cause the Registration Statement to become effective as soon as possible under the Securities Act and remain effective until completion of the distribution of Purchaser Common Stock in connection with the Merger. The Company shall furnish all information concerning it and the holders of its capital stock as the Purchaser may reasonably request in connection with the Registration Statement.

                  (b) The Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, as soon as practicable, but in no event later than forty-five (45) days, after the date the SEC declares the Registration Statement effective and Purchaser has provided the Company with reasonable evidence thereof, for the purpose of obtaining shareholder approval of this Agreement and the Merger (the "Special Meeting"); provided, however, that the Proxy Statement shall not be mailed to the holders of Company Common Stock until Hovde Financial, LLC has, if so requested by the Board of Directors of the Company, delivered to the Board of Directors of the Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view in standard industry form with respect to transactions of this nature. Subject to the fiduciary duties of the Board of Directors of the Company, after the Board has considered the advice of outside counsel, the Proxy Statement will include the recommendation by the Board of Directors of the Company that the shareholders of the Company approve this Agreement and the Merger.

                  (c) The Company shall furnish from time to time such information concerning the Company as is necessary in order to cause the Registration Statement (including the Proxy Statement contained therein), insofar as it relates to the Company, to be prepared in accordance with applicable law and to contain no untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, at the time it becomes effective, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise the Purchaser if at any time prior to the Special Meeting any information provided by Company for inclusion in the Proxy Statement is or becomes incorrect, incomplete or misleading in any material respect, and to provide to Purchaser the information needed to correct such inaccuracy or omission. The Purchaser shall supply for inclusion in the Registration Statement (including the Proxy Statement contained therein) such information relating to Purchaser or Purchaser Subsidiaries as is necessary in order to cause the Registration Statement (including the Proxy Statement contained therein) to be prepared in accordance with applicable law and to contain no untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they are made, not misleading. The Purchaser agrees promptly to advise the Company if at any time prior to the Effective Time any information in the Registration Statement is or becomes incorrect, incomplete or misleading in any material respect, and in that case or the case of any corrected information furnished by the Company, to cause the Registration Statement (including the Prospectus contained therein) to be corrected, filed with the SEC and disseminated to the holders of the Company Common Stock as soon as practicable, in each case as and to the extent required by law.

                  (d) Purchaser shall use its reasonable best efforts to have authorized, as soon as practicable, for listing on the Nasdaq Stock Market, upon official notice of issuance, the shares of Purchaser Common Stock to be issued in the Merger.

         5.8 Employee Benefits. From and after the date hereof and until the Effective Time, the Company and Purchaser shall cooperate in effecting the following treatment of the Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time, and from and after the Effective Time Purchaser shall, and shall cause its subsidiaries and affiliates, to comply with the provision of this Section 5.8.

                  (a) At the Effective Time, Purchaser or any Purchaser Subsidiary shall, to the extent required by Purchaser, be substituted for the Company or any Company Subsidiary as the sponsoring employer under those Benefit Plans with respect to which Company or any Company Subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Company or Company Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any Benefit Plan sponsored by the Company or any Company Subsidiary shall be continued in effect by Purchaser or any applicable subsidiary of Purchaser after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable subsidiary of Purchaser under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall be limited by and otherwise comply with the terms of such plan and applicable law. The Company, each Company Subsidiary and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) After the Effective Time, to the extent the Purchaser or a Purchaser Subsidiary makes available one or more of its employee benefit plans or programs (the "Purchaser Benefit Plans") to employees of the Company or any Company Subsidiary as of the Effective Time ("Company Employees") it shall (i) grant credit for service with the Company or any Company Subsidiary under the Purchaser Benefit Plans with respect to the participation and vesting of such employees in such Purchaser Benefit Plans, (ii) waive waiting periods and preexisting condition exclusions under the Purchaser Benefit Plans to extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Benefit Plans of the Company or a Company Subsidiary, (iii) credit expenses treated as satisfying deductible and co-pay requirements in the Benefit Plans of the Company or a Company Subsidiary as satisfying similar requirements in the Purchaser Benefit Plans for the year in which such expenses are incurred, and (iv) shall otherwise provide for participation in such Purchaser Benefit Plans on the same terms and conditions as other similarly-situated employees of Purchaser or Purchaser Subsidiary. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative to those provided under any Benefit Plan continued pursuant to subparagraph (a) above. Except as otherwise provided in this Agreement, the power of Purchaser or Company or any subsidiary of Purchaser to amend or terminate any benefit plan or program, including any Benefit Plan, shall not be altered or affected, but shall remain subject to any limitations provided in such plans or under applicable law.

                  (c) From and after the Effective Time, and for a period of at least one year thereafter, employees of the Company or any ERISA Affiliates shall be eligible for severance benefits on terms no less favorable than that policy of the Bank as of the date hereof ( a copy of which has been provided to Purchaser), modified as set forth on Schedule 5.8(c) of the Purchaser Disclosure Schedule.

                  (d) The Company and Purchaser shall take actions with respect to certain Benefit Plans as set forth on Schedule 5.8(d) of the Purchaser Disclosure.

                  (e) Nothing in Section 5.8 is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of the Company or any Company Subsidiary and any beneficiaries or dependents thereof.

         5.9      D&O Indemnification.

                  (a) Purchaser and Merger Sub hereby agree that for six (6) years after the Effective Time, Purchaser and the Surviving Corporation shall cause to be maintained in effect the Company's and Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Closing Date; provided, however, that Purchaser or the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser or the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company and/or the Company Subsidiaries prior to the date hereof (which premium is disclosed in Schedule 5.9 to the Company Disclosure Schedule) and if the Purchaser and the Surviving Corporation are unable to obtain the insurance required by this Section 5.9, they shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Purchaser and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is or was permitted or required by law or their respective Articles of Incorporation and Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Articles of Incorporation and Bylaws of such entity, in each case as in effect on the date hereof, or under applicable law; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 5.9(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to promptly and timely assume, the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely, assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, and
(iv) the Indemnifying Party shall not make any settlement of any such claim without the prior written consent on an Indemnified Party, which consent shall not be unreasonably withheld.

                  (d) Purchaser and Merger Sub expressly acknowledge any exculpation, indemnification, advancement of expenses and like obligations of the Company and Bank and any other Company Subsidiary contained in their respective Articles of Incorporation and Articles of Association, as the case may be, or By-Laws with respect to Indemnified Parties and hereby expressly agree to honor in accordance with their terms all such obligations.

                  (e) If the Surviving Corporation or any of its successors or assigns or any entity which is subject to this Section 5.9 or any portion hereof
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, as a condition to such transaction proper provision shall be made so that the successors and assigns of the Surviving Corporation and each such continuing or surviving corporation and each such transferee and conveyee, as the case may be, shall expressly assume in writing, for the benefit of the persons entitled to the benefits of this Section 5.9, the obligations set forth in this Section 5.9.

                  (f) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, beneficiaries and representatives and are in addition to any other rights to indemnification or contribution or any similar rights (including, in each case and without limitation, the right to advancement of expenses) such person may have by law, contract or otherwise. Purchaser and/or the Surviving Corporation shall pay upon request all expenses, including reasonable attorneys fees and expenses that an Indemnified Party may incur in successfully enforcing its rights under this Section 5.9.

         5.10     Further Assurances; Form of Transaction.

                  (a) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  (b) If necessary to expedite the Closing of the Merger, the Bank Merger or any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby provided, however, that any such restructuring will not result in any change in the Merger Consideration, or result in any adverse consequences to the Purchaser, the Company or the Company Shareholders.

         5.11     Environmental Matters.

                  (a) Purchaser has engaged Schrack Environmental Consulting, Inc. ("Schrack") to conduct a mutually acceptable Phase II environmental assessment (the "Phase II") of the property located at 2036 North Clark Street (the "2036 Property") in accordance with the Access Agreement previously executed in connection with the transaction contemplated hereby (the "Access Agreement") and to complete and deliver to Purchaser and the Company the Phase II report by July 13, 2001 or as soon as practicable thereafter, but in no event later than July 31, 2001. If any further environmental investigation, sampling, analysis, or other follow-up work is necessary after the date hereof but prior to July 31, 2001 in order to complete the Phase II and issue such report by July 31, 2001, then Purchaser shall engage Schrack to expeditiously complete said work. The fees and expenses of the consultant with respect to the Phase II shall be paid by Purchaser. Prior to the Closing, Purchaser shall keep the results of the Phase II confidential and shall not disclose those results to any third party other than its advisors, affiliates, lenders, and attorneys, except with the prior written consent of the Company or to the extent required to be disclosed to the Illinois Environmental Protection Agency ("IEPA") or other governmental authority in order to proceed as contemplated under this Section
5.11 or otherwise required by law. If the Phase II does not discover materials in concentrations which exceed the Inhalation/Ingestion Remediation Objectives for Industrial/Commercial Properties (35 IAC 742-Appendix B - Table B) for the materials being tested for in accordance with the Access Agreement (the "Standard"), Purchaser agrees that the discovery of materials being tested for in accordance with the Access Agreement and this Section 5.11 shall not be deemed material or give rise to any rights or remedies under this Section 5.11 or for any purposes of this Agreement and Purchaser shall have no further rights, and Seller shall have no further obligations, under this Section 5.11; provided, however, notwithstanding the results of the Phase II, the Company shall use its reasonable efforts to cause the removal and disposal of the heating oil tank and its contents and to close in place the gasoline tank beneath the portion of the 2036 Property leased to Paul Heath Audio (if not previously filled with gravel), all in accordance with the requirements therefor of any applicable Environmental Laws, as soon as practicable, but failure to accomplish the foregoing shall not be a condition of closing provided the Company has so used its reasonable efforts in good faith.

                  (b) If the Phase II discovers the presence of materials which exceed the Standard, Purchaser shall obtain from a mutually acceptable consultant, a good faith estimate of the cost to enter the 2036 Property in the IEPA's Site Remediation Program 415 ILCS 5/58 et. seq. and to obtain a No Further Remediation Letter (an "NFR Letter") pursuant to the most cost effective commercially reasonable manner for industrial/commercial use, it being understood that the use of the 2036 Property is intended to continue in the manner as of the date hereof (the "Estimate"). Purchaser shall cause the Estimate to be prepared in good faith and simultaneously delivered to the Company and Purchaser as soon as practicable, but within ten (10) days of the completion of the Phase II. The consultant shall take engineered barriers, institutional controls and risk-based objectives into account when calculating the Estimate. Purchaser expressly acknowledges that the IEPA may issue an NFR Letter without requiring that materials which emanated from the tanks, if any, be remediated.

                  (c) Upon receipt of an Estimate which exceeds $200,000 to obtain the NFR Letter, the parties shall attempt in good faith to agree that the Estimate is accurate under the circumstances or that another estimate amount is appropriate. If the parties are unable to agree in good faith that the Estimate is accurate or that another amount is appropriate, then the Company may elect to cause the determination of the amount of costs to obtain an NFR Letter in accordance with subsection (a) above to be determined in good faith, after a presentation of the facts and circumstances by the parties, by a mutually acceptable environmental consultant who did not prepare the Estimate, which determination shall be final and binding. The Estimate, if mutually accepted by the parties, or another estimate amount agreed to as appropriate pursuant to the first sentence of this subsection as appropriate, or the amount determined by the environmental consultant referred to in the immediately preceding sentence, as the case may be, is hereinafter referred to as the "Final Estimate."

                  (d) If the Final Estimate is below $100,000, Purchaser agrees that the discovery of materials being tested for in accordance with the Access Agreement shall not be deemed material or give rise to any rights or remedies under this Section 5.11 or for any purposes of this Agreement. If the Final Estimate is more than $100,000 and less than $200,000, Purchaser agrees that the discovery of materials being tested for in accordance with the Access Agreement shall not be deemed material or give rise to any rights or remedies under this
Section 5.11 or for any purposes of this Agreement, the aggregate Merger Consideration shall be reduced in an amount by which the Final Estimate exceeds $100,000 and the per-share amount of the Merger Consideration as contemplated hereby shall be automatically adjusted to give effect to such adjustment (provided that the determination of how such reduction shall be applied to the cash and/or stock portion shall be in the Company's sole discretion).

                  (e) If the Final Estimate exceeds $200,000, Purchaser agrees that the discovery of materials being tested for in accordance with the Access Agreement shall not be deemed material or give rise to any rights or remedies of Purchaser under this Section 5.11 or for any purposes of this Agreement, and the Company, in its sole discretion, may thereafter elect to: (i) reduce the aggregate Merger Consideration in an amount by which the Final Estimate exceeds $100,000, and the per-share amount of the Merger Consideration as contemplated hereby shall be automatically adjusted to give effect to such adjustment (provided that the determination of how such reduction shall be applied to the cash and/or stock portion shall be in the Company's sole discretion), or (ii) terminate this Agreement pursuant to Section 7.1(i).

                  (f) If the Phase II discovers materials that exceed the Standard, Purchaser may elect to commence to obtain an NFR Letter, and the Company shall provide the Purchaser reasonable cooperation and access to the 2036 Property as necessary to enable Purchaser to proceed in obtaining the NFR Letter as contemplated herein. Notwithstanding the foregoing, if Purchaser elects to access the 2036 Property prior to Closing, it shall execute the access agreement attached hereto as Exhibit I. In addition: (i) obtaining an NFR Letter is not a condition to Purchaser's obligation to close the transaction contemplated hereby, and (ii) the Company shall have no obligation to obtain an NFR Letter, before Closing or, without limiting Purchaser's obligations below, subsequent to Closing, with respect to the 2036 Property. If not obtained prior to Closing, Purchaser agrees to use its best efforts to obtain the NFR Letter as contemplated herein subsequent to the Closing, including making aggregate expenditures (whether made before or after Closing) up to an amount equal to the Final Estimate.

                  (g) From and after the Effective Time, until such time as the NFR Letter is issued, those persons entitled to indemnification pursuant to
Section 5.9 of this Agreement shall have the right to enforce Purchaser's obligations to use best efforts to obtain the NFR Letter under Section 5.11(f); provided, however, nothing provided in this Section 5.11 shall obligate Purchaser to expend an aggregate amount in excess of the Final Estimate.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to and as of the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Company;

                  (b) Regulatory Approvals. The transactions contemplated by this Agreement, including but not limited to, the Bank Merger, shall have been approved by all Governmental

Authorities, such approvals shall be in effect and shall not contain any conditions which would be unusual for the transactions contemplated hereby and which would adversely affect, in any material respect, the benefits to Purchaser of the Merger, and all applicable waiting periods in connection therewith shall have expired or been terminated;

                  (c) No Injunctions, etc. No Governmental Authority or court of competent jurisdiction shall have entered any order which is then in effect and has the effect of making illegal or prohibiting the Merger or the Bank Merger and no statute, rule or regulation shall have been enacted in the United States by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or the Bank Merger.

                  (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order shall be in effect with respect thereto and no proceedings for such purpose shall be pending or threatened by the SEC.

                  (e) Nasdaq Listing. Purchaser's Common Stock, when issued as Merger Consideration, shall be included for trading on Nasdaq.

         6.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment on the Closing Date and as of the Effective Time of each of the following conditions (any one or more of which may be waived by Purchaser and Merger Sub, but only in writing):

                  (a) Accuracy of Representations and Warranties. All of the representations and warranties of Company contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall remain true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties which are limited to a specific date shall be true and correct as of such date only). For purposes of this Section 6.2(a), the representations and warranties made by the Company in Sections 4.4(a), 4.6, 4.7, 4.8(c), 4.10, 4.13, 4.16, 4.19(a), (c), (d), (e), (f), and (h), 4.20(b), 4.21(b), 4.23(b), 4.24(c)
and (d), 4.25 and 4.27 shall be deemed to be true and correct in all material respects as of the date of this Agreement, and the representations and warranties made by the Company in Sections 4.4(a), 4.6, 4.7, 4.8(c), 4.10, 4.13, 4.16, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24(c), 4.24(d), 4.25, 4.26 and 4.27 shall be deemed to be true and correct in all material respects as of the Effective Time and as of any such specific date, unless in each case the failure to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification set forth in such representation and warranty as to materiality or as to having a material adverse effect on the business, financial condition or results of operation, all taken together, of the Company and the Company Subsidiaries taken as a whole, has had or is reasonably likely to have following the Effective Time a material adverse effect on the business, financial condition or results of operation, all taken together, of the Company and the Company Subsidiaries taken as a whole; provided, however, that in making the determination as to the accuracy of such representations and warranties as of the Effective Time, any event or condition which would not be given effect in making the determination under Section 6.2(c) below shall also not be given effect with respect to the determination of the accuracy of such representations and warranties as of the Effective Time under this Section 6.2(a).

                  (b) Performance by Company. Company shall have performed and satisfied in all material respects or otherwise complied in all material respects with, or caused such performance and satisfaction of and compliance with, all material covenants and agreements required by this Agreement to be performed or otherwise complied with by Company or any Company Subsidiary on or prior to the Effective Time.

                  (c) No Adverse Material Change. Since July 2, 2001, there has not been, except for the transactions as contemplated herein, or matters related thereto any event or condition of any character (other than changes in (i) laws, regulations, interpretations or GAAP affecting banks and/or their holding companies, and (ii) changes in economic or general conditions affecting similarly situated banks and/or bank holding companies (including, without limitation, changes in interest rates)) which have had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations, all taken together, of the Company and the Company Subsidiaries, taken as a whole.

                  (d) Officer's Certificate. There shall be delivered to Purchaser a certificate (dated as of the Closing Date and signed by the President of the Company on behalf of Company) stating that to the best of his knowledge the conditions set forth in clauses (a) through (c) above have been satisfied.

                  (e) Secretary's Certificate. All action required to be taken by or on the part of Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the shareholders of Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

                  (f) Legal Opinion. Purchaser shall have received an opinion, dated the Closing Date, of Altheimer & Gray, counsel for Company, substantially in the form of Exhibit E.

                  (g) Agreements. Purchaser shall have received on or prior to the Effective Time copies of the Agreements in the forms of Exhibit A and B and executed by Company (as applicable) and the individuals identified in Schedule A hereto (it being understood that Shareholder Voting Agreements in the form of Exhibit A hereto representing in the aggregate at least 51% of the issued and outstanding shares of Company Common Stock executed by the parties identified on the attached Schedule A and Non-Competition Agreements in the form of Exhibit B hereto executed by the parties identified on the attached Schedule A have been delivered simultaneously with the execution hereof).

                  (h) Resignations. Company shall have procured and delivered to Purchaser the resignations of each of the directors of Company and the Company Subsidiaries in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

                  (i) Consents. To the extent any material lease, license, loan or financing agreement or other contract or agreement to which Company of any Company Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole.

                  (j) Accountant's Letter. To the extent financial information of the Company is required to be included in the Registration Statement, Company shall have caused to be delivered to Purchaser a letter from Company's independent public accountants, Crowe, Chizek and Company LLP dated the date on which the Registration Statement shall become effective and addressed to Purchaser and Company, with respect to Company's consolidated financial position and results of operations, and applying described procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions involving the acquisition of a non-public company which has not been required to prepare financial statements in conformance with Regulation S-X promulgated by the SEC.

         6.3 Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the fulfillment on the Closing Date and as of the Effective Time of each of the following conditions (any one or more of which may be waived by Company, but only in writing):

                  (a) Accuracy of Representations and Warranties. All of the representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as though such representations and warranties were made at and as of the Effective Time (except that representations and warranties which speak as of the date of this Agreement or some other date shall be true and correct as of such date only). For purposes of this Section 6.3(a), the representations and warranties made by the Purchaser in Sections 3.8(b), 3.9, 3.11, 3.12, 3.13 and
3.14 shall be deemed to be true and correct in all material respects unless the failure to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification set forth in such representation and warranty as to materiality or as to having a material adverse effect on the business, financial condition or results of operation, all taken together, of the Company and the Company Subsidiaries taken as a whole, has had or is reasonably likely to have following the Effective Time a material adverse effect on the business, financial condition or results of operation, all taken together, of Purchaser and the Purchaser Subsidiaries taken as a whole; provided, however, that in making the determination as to the accuracy of such representations and warranties as of the Effective Time, any event or condition which would not be given effect in making the determination under Section 6.3(c) below shall also not be given effect with respect to the determination of the accuracy of such representations and warranties as of the Effective Time under this Section 6.3(a).

                  (b) Performance by Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed and satisfied in all material respects or otherwise complied in all material respects with, or caused such performance and satisfaction of and compliance with, all material covenants and agreements required by this Agreement to be performed or otherwise complied with by Purchaser or Merger Sub on or prior to the Effective Time.

                  (c) No Material Adverse Change. Since July 2, 2001, there has not been, except for the transactions as contemplated herein, or matters related thereto any event or condition of any character (other than changes in (i) laws, regulations, interpretations or GAAP affecting banks and/or their holding companies, and (ii) changes in economic or general conditions affecting similarly situated savings banks and/or savings and loan holding companies (including, without limitation, changes in interest rates) which have had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Purchaser and the Purchaser Subsidiaries, taken as a whole.

                  (d) Officers' Certificates. There shall be delivered to Company certificates (dated as of the Closing Date and signed by the Chairman of the Board or President of Purchaser and by the President of Merger Sub) stating that to the best knowledge of the signers thereof, the conditions set forth in clauses (a) through (c) above have been satisfied.

                  (e) Secretary's Certificate. All action required to be taken by or on the part of Purchaser and Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken and Company shall have received certified copies of resolutions evidencing such authorization.

                  (f) Legal Opinion. Company shall have received an opinion, dated the Closing Date of Vedder, Price, Kaufman & Kammholz, in substantially the form of Exhibit F.

                                   ARTICLE VII

                            TERMINATION OF AGREEMENT

         7.1 Termination. This Agreement may be terminated prior to the Effective Time:

                  (a) by mutual consent of the Boards of Directors of Purchaser and Company; or

                  (b) by either Purchaser or Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its reasonable best efforts and acted in good faith in attempting to satisfy all such conditions in its control and if such party is not then in material breach of this Agreement; or

                  (c) by the Board of Directors of Purchaser if (i) there has been a breach in any material respect by Company of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement (and such breach would result in the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b)) of which notice has been given in writing by Purchaser to the Company and that has not been cured by the Company within thirty (30) days of receipt of such notice (provided, however, notwithstanding the providing of any such notice and lapse of time Purchaser shall not have the option to so terminate this Agreement pursuant to this
Section 7.1(c)(i) until two (2) business days prior to the Drop Dead Date, if and so long as following such notice the Company is using its good faith efforts to cure such breach prior to the Drop Dead Date); or (ii) the Effective Time has not occurred on or prior to March 31, 2002 (the "Drop Dead Date"), without material fault on the part of Purchaser; or (iii) a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction shall have been made by any Person other than Purchaser or an affiliate of Purchaser and the Board of Directors of Company shall have (A) failed to publicly reject or oppose such proposed Acquisition Transaction within ten (10) business days of the public announcement of such proposal, plan or intention or (B) in response thereto modified or amended in a manner materially adverse to Purchaser or withdrawn its recommended approval of this Agreement and the Merger to the Company's shareholders; or (iv) the Board of Directors of the Company shall fail to recommend in the Company's Proxy Statement when mailed that the shareholders of the Company approve this Agreement and the Merger; or

                  (d) by the Board of Directors of Company if (i) there has been a breach in any material respect by Purchaser of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement (and such breach would result in the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b)) of which notice has been given in writing by the Company to Purchaser and that has not been cured by Purchaser within thirty
(30) days of receipt of such notice (provided, however, notwithstanding the providing of any such notice and lapse of time the Company shall not have the option to so terminate this Agreement pursuant to this Section 7.1(d)(i) until two (2) business days prior to the Drop Dead Date, if and so long as following such notice the Purchaser is using its good faith efforts to cure such breach prior to the Drop Dead Date); (ii) the Effective Time has not occurred on or prior to the Drop Dead Date, without material fault on the part of Company, or
(iii) the Company receives a proposal or offer for an Acquisition Transaction which constitutes a Superior Acquisition Proposal, provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause (d)(iii) unless (x) the Company has provided Purchaser with five (5) business days' prior written notice (or, if there are less than five (5) business days remaining prior to the Closing, written notice prior to the Closing) (any such required written notice being a "Superior Proposal Termination Notice") of its intent to so terminate this Agreement (together, with a summary of the terms of such Superior Acquisition Proposal); (y) at the expiration of such five (5) business day period (or such lesser period as provided above), the Board of Directors of the Company continues to believe such proposal or offer for an Acquisition Transaction constitutes a Superior Acquisition Proposal; and (z) the Company accepts such Superior Acquisition Proposal in connection with the termination of this Agreement;

                  (e) by the Board of Directors of either Purchaser or Company at any time after the date that (i) the shareholders of Company fail to approve this Agreement and the Merger by an affirmative vote of the holders of the majority of the outstanding shares of the Company Common Stock at a meeting actually held for such purpose or if the Company, in willful violation of its obligations hereunder, has failed to hold a meeting for such purpose at least two (2) days prior to the Drop Dead Date; or (ii) if any one of the Governmental Authorities has denied approval for the Merger and such denial has become final and nonappealable, provided, neither party may exercise its termination right under this Section 7.1(e)(ii) unless it has used its reasonable best efforts and acted in good faith in attempting to obtain such approvals (including any applicable appeals);

                  (f) by the Board of Directors of Purchaser in accordance with and subject to, and under the circumstances described in, Section 5.4(b);

                  (g) by the Board of Directors of Company pursuant to written notice given under the circumstances and subject to the conditions set forth in
Section 2.1(b);or

                  (h) notwithstanding any exercise by Purchaser of its option to provide additional consideration under Section 2.1(b), by the Board of Directors of the Company if the condition set forth in Section 6.3(c) is not satisfied at the time such option is exercised or at any time thereafter.

                  (i) by the Board of Directors of the Company pursuant to written notice given under the circumstances and subject to the conditions set forth in Section 5.11.

         7.2      Effect of Termination.

                  (a) If this Agreement is terminated for any reason, no party shall have any further liability hereunder to the other parties or otherwise with respect to any claims related to the matters or transactions contemplated hereby, provided, however, that notwithstanding the foregoing, (i) this Section 7.2(a) shall not preclude liability from attaching to a party who has caused the termination hereof by willful misconduct in violation of this Agreement (or, in such circumstances, prevent the other party from pursuing its rights and remedies with respect to such willful misconduct); and (ii) the termination of this Agreement shall not affect the provisions of this Agreement in Section 5.7 (with respect to confidentiality), this Section 7.2 or Section 8.1 (with respect to the payment of expenses).

                  (b) If this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(iii), 7.1(c)(iv), or 7.1(e)(i), or by the Company pursuant to
Section 7.1(d)(iii) then in such case Company shall pay to Purchaser in immediately available funds not later than two (2) business days after demand therefor an amount equal to Three Million Dollars ($3,000,000) (the "Termination Payment"); provided, however, Purchaser shall not entitled to the Termination Payment pursuant to this Section 7.2(b), for a termination pursuant to Section 7.1(e)(i) in the event the Company has used its reasonable best efforts and acted in good faith in attempting to obtain such shareholder approval of this Agreement and the Merger.

                  (c) If this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(i), then in such case Company shall pay the Purchaser in immediately available funds not later than two (2) business days after demand therefor an amount equal to all expenses incurred by Purchaser in connection with this Agreement or the Merger.

                  (d) If this Agreement is terminated by the Company pursuant to
Section 7.1(d)(i), then in such case Purchaser shall pay the Company in immediately available funds not later than two (2) business days after demand therefore an amount equal to all expenses incurred by Company in connection with this Agreement or the Merger

                  (e) Other than in connection with fraud or bad faith by the Company, the right of Purchaser to receive the Termination Payment under circumstances where Purchaser could receive the Termination Payment is the exclusive remedy of Purchaser for any damages suffered as a result of the failure of the Merger to occur and the Company shall have no other duty to Purchaser or Merger Sub on account of the failure to the Merger to occur.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Expenses. Except as otherwise expressly provided herein, each party shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement, and the parties agree that the proper allocation of the fees and out-of-pocket expenses listed below is as indicated:

                  (a) all fees and disbursements of their counsel, advisors and accountants shall be paid by Purchaser and Merger Sub;

                  (b) all fees and disbursements of its counsel, investment bankers, consultants and accountants shall be paid by Company; and

                  (c) filing fees and out-of-pocket expenses in connection with securing approval of the transactions contemplated in this Agreement by all the Applicable Governmental Authorities and any other banking or other regulatory authority shall be paid by Purchaser.

                  (d) taxes on the transfer of real property, if any, relating to the transactions contemplated by this Agreement shall be paid by the party designated in the appropriate statute or ordinance.

         8.2 Publicity. Purchaser and Merger Sub, on the one hand, and Company, on the other hand, shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that Purchaser and Company shall issue a press release promptly following the execution of this Agreement, the form and content of which shall be substantially to the effect of Exhibit H attached hereto; provided, further, the Purchaser and Company shall agree to a mutually agreeable form of notice to the employees of Company and the Company Subsidiaries promptly following the execution of this Agreement.

         8.3 Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company, Purchaser or Merger Sub in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. This Agreement shall, however, be assignable by Purchaser to a wholly-owned affiliate of Purchaser without the consent of Company; provided, however, that Purchaser shall remain fully liable hereunder and such assignee shall agree to be bound by all of Purchaser's obligations hereunder. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         8.4 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Illinois (without regard to the application of that state's conflict-of-laws provisions which could result in the application of the law of any other State to this Agreement and the transactions contemplated hereby) and of the United States of America.

         8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

         8.6 Amendment. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time to the extent authorized by applicable law, by a writing signed by Company, Purchaser and Merger Sub; provided, however, that following approval by the shareholders of Company of the Merger no such amendment or modification shall be made without the further approval of such shareholders if such amendment or modification would violate Section 11.05 of the IBCA.

         8.7 Non-Survival. The respective representations and warranties of the parties hereto shall not survive the Effective Time but shall terminate as of such time.

         8.8 Notice. Any notice of communication required or permitted hereunder shall be sufficiently given it in writing and when delivered in person, by nationally recognized overnight air courier or, by confirmed facsimile or by certified or registered mail, postage prepaid, as follows:

                         If to Purchaser or Merger Sub, addressed to:

                         MAF Bancorp, Inc.
                         55th &. Holmes Avenue
                         Clarendon Hills, IL  60514
                         Attention:   Allen H. Koranda,
                                      Chairman and Chief Executive Officer
                         Facsimile:   (630) 325-0407

                         With a copy addressed to:

                         Vedder, Price, Kaufman & Kammholz
                         222 North LaSalle Street, Suite 2600
                         Chicago, Illinois  60601
                         Attention:   Jennifer R. Evans, Esq.
                                      Daniel C. McKay, II, Esq.
                         Facsimile:   (312) 609-5005

                         If to Company, addressed to:

                         Mid Town Bancorp, Inc.
                         2021 North Clark Street
                         Chicago, Illinois  60614
                         Attention:   Joel F. Zemans,
                                      President and Chief Executive Officer
                         Facsimile:   (773) 871-6300

                         With a copy addressed to:

                         Altheimer & Gray
                         10 South Wacker Drive
                         Suite 4000
                         Chicago, Illinois  60606
                         Attention:   Peter H. Lieberman
                                      Mark T. Kindelin
                         Facsimile:   (312) 715-4800

         8.9 Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

         8.10 Entire Agreement; Construction. This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and any such exhibits hereto and thereto and that certain Access Agreement among the parties dated July 2, 2001, and any supplemental Access Agreement entered into by the parties pursuant to Section 5.11) and the Confidentiality Agreements referenced in Section 5.5(c) constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein and supersede all prior agreements and understandings between the parties with respect thereto. Any matter that is disclosed in any portion of the Company Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement (including as contemplated by the cover letter of the Company Disclosure Schedule). Neither the inclusion of any item in a Disclosure Schedule nor the use of any dollar amounts herein or therein is evidence of the materiality of such item or for the purposes hereof or thereof. The parties have and make no representations or warranties or agreements with or to each other, except as contained in this Agreement and the Confidentiality Agreements, and any and all prior agreements or representations and warranties made by any party or its representatives, whether orally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior agreements or representations or warranties shall survive the execution and delivery of this Agreement. Each party acknowledges that it has conducted an independent due diligence investigation in making its determination to enter into the transaction contemplated by this Agreement. No party shall assert in any respect with respect to any of such party's rights or remedies under this Agreement any matter which constitutes a breach of a representation and warranty or which could rise to a failure of a closing condition in Section 6.2(a) or 6.3(a), as the case may be, and as to which such party has knowledge (to the extent and severity as known or as to which it is known by such party that such matter would be reasonably likely to occur as of the date of this Agreement) as of the date of this Agreement. As used in this Agreement, the word "including" and words of similar import means "including, without limitation" and the words "herein" and "hereof" mean "in this Agreement" and "of this Agreement," respectively.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                  MAF BANCORP, INC.


                                  /s/ ALLEN H. KORANDA
                                  ----------------------------------------------
                                  By: Allen H. Koranda
                                      Its: Chairman and Chief Executive Officer



                                  LINCOLN ACQUISITION CORP.


                                  /s/ ALLEN H. KORANDA
                                  ----------------------------------------------
                                  By: Allen H. Koranda
                                      Its: President



                                  MID TOWN BANCORP, INC.


                                  /s/ JOEL F. ZEMANS
                                  ----------------------------------------------
                                  By: Joel F. Zemans
                                      Its: President and Chief Executive Officer

                                   SCHEDULE A
                                   ----------
================================================================================
                                VOTING AGREEMENTS
                                -----------------
--------------------------------------------------------------------------------
--------------------------------------------- ----------------------------------
             PARTY                                    NUMBER OF SHARES
             -----                                    ----------------
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------
RAM Partners, L.P.                                         42,131
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------
Financial Partners, L.P.                                   30,004
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------
SAM Investment Partners, L.P.                              43,730
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------
Zemans Partners, L.P.                                      63,000
                                                           ------
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------
                             Total:                     178,865
--------------------------------------------- ----------------------------------
--------------------------------------------- ----------------------------------

                           NON-COMPETITION AGREEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Myron Lieberman
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Burton Gordon
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joel Zemans
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Ronald Berger
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Miles Berger
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lester Rosenberg
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
================================================================================

                                AFFILIATE LETTERS

-------------------------------------------------------------------------------
Myron Lieberman
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Burton Gordon
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joel Zemans
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ronald Berger
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Miles Berger
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lester Rosenberg
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
RAM Partners, L.P.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Financial Partners, L.P.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
SAM Investment Partners, L.P.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Zeman Partners, L.P.
===============================================================================

                                   EXHIBIT A
                      FORM OF SHAREHOLDER VOTING AGREEMENT

                          SHAREHOLDER VOTING AGREEMENT

     SHAREHOLDER VOTING AGREEMENT (this "Voting Agreement"), dated as of July 2, 2001, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), Lincoln Acquisition Corp., an Illinois corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and the undersigned, solely in its capacity as a shareholder, (the "Shareholder") of Mid Town Bancorp, Inc., an Illinois corporation (the "Company").

                                    RECITALS

     WHEREAS, concurrently herewith, Purchaser, Merger Sub and the Company entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser agreed to acquire the common stock, par value $2.50 per share (the "Common Stock"), of the Company pursuant to a merger (the "Merger") of Merger Sub with and into the Company. Capitalized terms used but not separately defined herein shall have the meanings given to such terms in the Merger Agreement.

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that Shareholder agree, and Shareholder has agreed, among other things, to vote in favor of the Merger with respect to the number of shares of Common Stock of such Shareholder set forth hereto, and any shares hereafter acquired (referred to herein as the "Shares"), on the terms and conditions provided for herein.

     WHEREAS, the Board of Directors of the Company has approved this Voting Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained herein, Purchaser, Merger Sub and Shareholders agree as follows:

     1. Shareholder hereby agrees that at any meeting of the shareholders of the Company however called, and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Shares (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any Acquisition Transaction; (c) against any action or agreement which would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (d) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement.

     2. Shareholder agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

     3. Each party shall execute and deliver such additional instruments and documents and shall take such further action as may be necessary to effectuate and comply with their respective obligations under this Voting Agreement.

     4. Prior to the Effective Time (as defined in of the Merger Agreement), Shareholder will not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned of record or beneficially by such Shareholder, whether such shares of Common Stock are owned of record or beneficially by such Shareholder on the date of this Voting Agreement or are subsequently acquired, except (i) for transfers by will or operation of law (in which case this Voting Agreement shall bind the transferee); (ii) for transfers to an organization qualified under Section 501(c)(3) of the U.S. Internal Revenue Code (so long as the transferee agrees to be bound by this Voting Agreement); (iii) for transfers pursuant to a distribution made under and pursuant to the terms of any trust agreement or partnership agreement (in which case this Voting Agreement shall bind the transferee) or (iv) as Purchaser may otherwise agree in writing.

     5. Shareholder represents that (i) Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Voting Agreement and the Voting Agreement does not conflict with the terms of any agreement, understanding or document to which Shareholder is a party; (ii) this Voting Agreement constitutes a valid and binding agreement with respect to Shareholder, enforceable against such Shareholder in accordance with its terms; and (iii) such Shareholder has sole and unrestricted voting power with respect to such Shares.

     6. It is a condition to the effectiveness of this Voting Agreement that the Merger Agreement shall have been executed and delivered.

     7. Subject to Section 6 above, notwithstanding anything herein to the contrary, this Voting Agreement shall remain in full force and effect until and shall terminate upon the earlier of (i) the consummation of the Merger; or (ii) the termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

     8. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed by the Shareholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to seek such an injunction or injunctions to prevent breaches of this Voting Agreement by the Shareholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     9. Notices may be provided to Purchaser in the manner specified in Section
8.8 of the Merger Agreement.

     10. This Voting Agreement is to be governed by and construed in accordance with the laws of the State of Illinois. If any provision hereof is deemed unenforceable, the enforceability of the other provisions shall not be affected.

     IN WITNESS WHEREOF, this Voting Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.


MAF BANCORP, INC.                      LINCOLN ACQUISITION CORP

By: ____________________________       By: ____________________________
    Name: ______________________           Name: ______________________
    Title: _____________________           Title: _____________________


SHAREHOLDER:                           Number of Shares of Common Stock, subject
                                       to this Voting Agreement:

________________________________                         ___________
____________________


                                      -3-